Exhibit 4.1

Execution Version

SEADRILL FINANCE LIMITED

as Issuer

SEADRILL LIMITED

as a Guarantor

The other Guarantors party hereto from time to time

and

GLAS TRUST COMPANY LLC,

as Trustee and Collateral Trustee

INDENTURE

Dated as of July 27, 2023

8.375% Senior Secured Second Lien Notes due 2030

TABLE OF CONTENTS

v

EXHIBIT INDEX

Exhibit A	— Form of Note

Exhibit B	— Form of Supplemental Indenture for Future Guarantors

INDENTURE, dated as of July 27, 2023, among SEADRILL FINANCE LIMITED, an exempted company incorporated under the laws of Bermuda (the “Issuer”), SEADRILL LIMITED, an exempted company incorporated under the laws of Bermuda (the “Company”), as a Guarantor (as defined herein), the other Guarantors from time to time party hereto and GLAS TRUST COMPANY LLC, as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”).

RECITALS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance on the date hereof of $500,000,000 aggregate principal amount of the Issuer’s 8.375% Senior Secured Second Lien Notes due 2030 (the “Original Notes”) issued therefor as provided herein (the Original Notes and any Additional Notes (as defined below) together referred to herein as the “Notes”). All things necessary to make this Indenture a valid agreement of the Issuer, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders (as defined below) thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acceptable Flag Jurisdiction” means (a) the Republic of the Marshall Islands, (b) the Republic of Panama, (c) the Kingdom of Norway (d) for as long as any First Lien Debt is outstanding, any flag jurisdiction otherwise approved by the First Lien Debt Representative for such Series of First Lien Debt or (e) any other flag jurisdiction so long as, in the case of this clause (e), the applicable Grantor executes and delivers a new Vessel Mortgage with respect to the relevant Collateral Vessel and delivers to the Collateral Trustee an opinion of counsel to the effect that such Vessel Mortgage has been duly executed and delivered by such Grantor, is binding on such Grantor and enforceable against such Grantor by the Collateral Trustee under the laws of the relevant jurisdiction, subject to customary enforceability exceptions, and that all necessary actions under the laws of such flag jurisdiction have been taken to perfect such lien.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents, securities or other current assets), including any improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Permitted Business;

(b) Capital Stock of (i) a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company or (ii) any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business; or

(c) all or substantially all of the assets of a Permitted Business.

“Additional Notes” means any Notes issued under this Indenture in addition to the Original Notes, but excluding any Notes issued pursuant to Section 2.07, 2.09 or 3.06 or Appendix A in respect of the Original Notes.

“Administrative Agent” means the administrative agent under the Credit Agreement, which shall initially be J.P. Morgan SE.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Security Principles” means:

(a) the Note Documents shall not require any Person to take steps to create or perfect any Lien on Excluded Assets;

(b) perfection through account control agreements (or other actions as applicable) shall not be required with respect to any Excluded Account; provided that this clause (b) shall not restrict the filing of UCC-1 financing statements, or giving of notice (to the extent otherwise reasonably required in any Collateral Document) to the extent such account is an Excluded Account pursuant to clause (d), (e) or (f) of the definition of “Excluded Accounts”;

(c) neither the Issuer nor any Guarantor shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral within or subject to the laws of the United States other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) having a value that exceeds (x) individually, $2,500,000 or (y) in the aggregate for the Issuer and the Guarantors, $7,500,000 (provided the thresholds in preceding sub-clauses (x) or (y) shall not apply to the equity interests in the Issuer and the Guarantors), (ii) the subordination of intercompany liabilities, (iii) the execution and delivery of, and performance under, a customary personal property security agreement governed by New York law, any required short-form intellectual property Collateral Documents, any required account control agreements (the terms of which shall reflect that the relevant grantor will have full operational control of the accounts subject thereto absent the occurrence of and continuance of certain Notified Events of Default) and any other Collateral Documents governed by the laws of the U.S. or a political subdivision thereof (including any applicable Vessel Mortgage), but not overriding the conditions in the remainder of this definition, (iv) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (v) the filing of UCC-1 financing statements and (vi) other actions reasonably agreed between the Collateral Trustee and the Issuer, subject to customary exceptions and thresholds including entering into local law share pledge agreements with respect to any Guarantor that is organized under the laws of the United States, any state thereof or the District of Columbia;

(d) neither the Issuer nor any Guarantor shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Vessel required to be Collateral, execution of a Vessel Mortgage (or similar Collateral Document) and registration thereof in the vessel or ship registry in the relevant jurisdiction of the flag under which such Vessel is registered in the name of the owner of such Vessel;

(e) (i) general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or personal liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict the Company or a Restricted Subsidiary from providing a Guarantee or granting Liens on its assets or may require that any Guarantee of and/or Liens securing the Note Obligations be limited to a certain amount, (ii) to the extent that any such limitations, rules and/or principles referred to above require that the Guarantee provided and/or the security or other Liens granted by the Company or such Restricted Subsidiary be limited in amount or otherwise in order to make the provision of such Guarantee or the grant of such security or other Liens legal, valid, binding or enforceable or to avoid the Company or the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal, civil or criminal liability of the officers or directors (or equivalent) of the Issuer or any Guarantor, the limit shall be no more than the minimum limit required by those limitations, rules or principles and (iii) to the extent the minimum limit can be reduced by actions or omissions on the part of the Issuer or any Guarantor, the Issuer or the relevant Guarantor shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those limitations, rules or principles;

(f) registration of any Liens created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by the Issuer and each Guarantor in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Note Document or within the time periods specified by applicable law or regulation (to the extent that, if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the Liens on the Collateral required to be created by the relevant Note Document;

(g) where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by the Issuer or a Guarantor in a particular jurisdiction, the Issuer or such Guarantor’s grant of security over, or perfection of a security interest with respect to, as applicable, such category of assets may be limited to the material assets in that category where determined appropriate by the Issuer and the Collateral Trustee in light of the principles set forth in this definition;

(h) no Lien granted on motor vehicles and other assets (other than any owned Vessels required to be mortgaged as Collateral) subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

(i) (i) the Issuer and the Guarantors shall charge or pledge, or cause to be charged or pledged, 100% of the equity interests of each Restricted Subsidiary that is or becomes a Guarantor; provided that the equity interests of certain immaterial guarantors shall only be required to be charged or pledged if such equity interests are owned by the Issuer or another Guarantor and not otherwise excluded from the Collateral pursuant to the Agreed Security Principles, (ii) each Collateral Document in respect of security over equity interests in the Issuer or any Guarantor will be governed by the laws of the country (or state thereof) in which such entity is incorporated, organized or formed; provided that each Collateral Document in respect of Liens on equity interests in (x) any Person incorporated, organized or formed in the U.S. will be governed by the laws of the State of New York and (y) any Guarantor that is not incorporated, organized or formed in a Subject Jurisdiction may be governed by the laws of the State of New York or the laws of a relevant non-U.S. Subject Jurisdiction, and (iii) neither the Issuer nor any Guarantor shall be required to provide any security or take any perfection step in respect of any equity interests held in any direct Restricted Subsidiary of such Person incorporated, organized or formed outside a Subject Jurisdiction or any entity which is not a Guarantor or a direct material subsidiary of the Issuer or a Guarantor, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that absent a Notified Event of Default that is continuing, there shall be no requirement (and no Secured Party shall request) that any local law perfection steps (or Collateral Documents) with respect to equity interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent share transfer powers) in respect of charged or pledged equity interests in any Guarantor or any direct material subsidiary of the Issuer or a Guarantor);

(j) information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a Collateral Document will be specified in that Collateral Document and all such information shall be provided by the Issuer or relevant Guarantor at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under that Collateral Document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an Event of Default is continuing, following the Collateral Trustee’s request;

(k) unless an Event of Default exists, no registration of the Liens on intellectual property constituting Collateral shall be required other than in the relevant U.S. federal registries, as applicable;

(l) neither the Issuer nor any Guarantor shall be required to give notice of any Liens on any of its book debts or accounts receivable to the relevant debtors unless (i) a Notified Event of Default has occurred and is continuing or (ii) such notice is required pursuant to the laws of the relevant Subject Jurisdiction to perfect the Collateral Trustee’s security interest in such book debts or accounts receivable that relate to any Collateral Vessel (for the avoidance of doubt, subject to any other applicable Agreed Security Principle);

(m) the Issuer and each Guarantor shall use commercially reasonable efforts to create and perfect second-ranking floating charges and general business charges over its assets that are required to constitute Collateral, which floating charges and general business charges shall in each case be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction;

(n) the Collateral Documents shall be limited to those documents agreed among counsel for the Issuer and for the Second Lien Debt Representative, which documentation shall in each case be (i) in form and substance consistent with the principles set forth in this definition, (ii) customary for the form of Collateral and (iii) as mutually agreed between the Second Lien Debt Representative, the Collateral Trustee and the Issuer;

(o) no documentation with respect to the creation or perfection of Liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Vessel required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) with respect to any such assets located in a particular jurisdiction that are reasonably capable of becoming Collateral, the fair market value (as determined in good faith by the Issuer) of such assets located in such jurisdiction exceeds an aggregate amount equal to $5,000,000;

(p) neither the Issuer nor any Guarantor shall be required to grant or perfect a security interest in intellectual property other than intellectual property registered with the United States Patent and Trademark Office or the United States Copyright Office that is material to the operations of the Issuer and the Guarantors, taken as a whole; and

(q) no Lien searches shall be required other than customary searches (i) in the United States, (ii) in any other Subject Jurisdiction, (but, in the case of clause (ii), only to the extent (A) the concept of “lien” searches exists therein, (B) such requirement would be customary or consistent with market practice in such jurisdiction and (C) such searches can be obtained at commercially reasonable costs) or (iii) with respect to owned Vessels (which shall be customary registry searches).

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (i) the present value on such Redemption Date of (A) the redemption price of such Notes on August 1, 2026 (such redemption price being that described in paragraph 5 of the Notes), plus (B) all required remaining scheduled interest payments due on such Note through August 1, 2026 (excluding accrued but unpaid interest to (but not including) such Redemption Date) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note.

“Approved Bank” means (a) any lender under the revolving credit facility under the Credit Agreement, (b) any United States domestic commercial bank or commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, in each case of recognized standing having capital and surplus in excess of $500,000,000 (or in the equivalent thereof in another currency as of the date of determination) or (c) any bank (or parent thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.

“Asset Sale” means:

(a) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any Property (including by way of a Sale and Leaseback Transaction or mergers, amalgamations, consolidations or otherwise); and

(b) the issuance of Capital Stock in any Restricted Subsidiary of the Company or the sale by the Company or any Restricted Subsidiary of Capital Stock in any Restricted Subsidiary;

each of the foregoing referred to in clauses (a) and (b) of this definition as a “Disposition”; provided that in the case of such clause (a) and (b), the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Properties of the Company and its Restricted Subsidiaries (including by way of a merger, amalgamation or consolidation) will be governed by Article 5 and not by Section 4.07.

Notwithstanding the preceding provisions of this definition, the following items will not be deemed to be Asset Sales:

(1)	any Disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)

any Disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.05, or, solely for purposes of Section 4.07(b), asset sales, the proceeds of which are used within 180 days of receipt of such proceeds to make such Restricted Payments or Permitted Investments;

(3)	any Disposition effected in compliance with Article 5 or any Disposition that constitutes a Change of Control;

(4)	any Disposition that does not (together with all related Dispositions) involve assets having a Fair Market Value in excess of $5,000,000;

(5)	any Disposition of cash or Cash Equivalents in the ordinary course of business;

(6)

any Disposition of the equipment (other than any Collateral Vessel), inventory, products, services, accounts receivable or other properties or assets in the ordinary course of business, including Dispositions of obsolete, damaged or worn out property or equipment or property or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(7)	any Disposition pursuant to a Sale and Leaseback Transaction;

(8)	the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.06 and dispositions in connection therewith;

(9)

Dispositions of receivables or notes payable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Company or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Company or any Restricted Subsidiary;

(10)	the issuance or sale by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.04;

(11)	a surrender or waiver of contract rights (including under notes payable) or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(12)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(13)	any grant of a non-exclusive license of trademarks, know-how, patents and any other intellectual property or intellectual property rights;

(14)	any issuance, sale or other disposition of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(15)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(16)	the lapse or abandonment of intellectual property rights in the ordinary course of business;

(17)	the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(18)	sales of inventory in the ordinary course of business;

(19)	any exchange of like-kind property (excluding any securities) pursuant to Section 1031 of the Code that are used or useful in a Permitted Business;

(20)	condemnations, requisitions, takings or any similar action on assets;

(21)

sales or dispositions of accounts receivable and related assets to a Securitization Subsidiary or to banks, investment banks, insurance companies, mutual funds or other institutional lenders in connection with a Permitted Receivables Financing or any factoring transaction or otherwise in the ordinary course of business;

(22)	the receipt of payment in the form of Capital Stock in respect of any note payable constituting a Permitted Investment;

(23)

sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or any similar binding arrangements or pursuant to the terms of any joint venture or similar binding arrangements in effect on the Issue Date; provided that any cash or Cash Equivalents received in such sale, transfer or disposition are applied in accordance with Section 4.07;

(24)	Dispositions resulting from sales of any account receivable under Permitted Supply Chain Financings;

(25)

the Company or any Restricted Subsidiary entering into, in the ordinary course of business, (x) the use or hire of a Vessel and any related assets, including pursuant to a Drilling Contract, and (y) one or more Drilling Contracts with respect to any Vessels; and

(26)	any Specified Asset Sale.

“Assignments of Earnings” means, collectively, each assignment of earnings to be executed in relation to each Collateral Vessel by the relevant Grantor in favor of the Collateral Trustee in relation to the Earnings.

“Assignments of Insurances” means, collectively, each assignment of earnings to be executed in relation to each Collateral Vessel by the relevant Grantor and/or any other applicable Restricted Subsidiary in favor of the Collateral Trustee in relation to the Insurances.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction creates a Capital Lease Obligation or Synthetic Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation” or “Synthetic Lease Obligation,” as applicable, and

(b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Authentication Agent” means an institution appointed by the Issuer to authenticate the Notes.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment, by

(b) the sum of all payments of this kind.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means (i) the Bankruptcy Code or any similar U.S. federal or state law for the relief of debtors, and (ii) any law, rule or regulation of Bermuda or any other applicable law of any other jurisdictions relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization, relief of debtors or similar laws, and in each case, any amendment to, succession to or change in any such law.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and

(b) for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Bilateral L/C Issuer” has the meaning set forth in the definition of “Bilateral Letter of Credit”.

“Bilateral Letter of Credit” means any standby letter of credit or bank guarantee issued by a First Lien Secured Party or Affiliate thereof (such issuer, the “Bilateral L/C Issuer”) for the account of the Company or any Restricted Subsidiary thereof pursuant to a bilateral letter of credit facility (other than, for the avoidance of doubt, the Credit Agreement) by and between the applicable Bilateral L/C Issuer and the Company or any Restricted Subsidiary thereof that is permitted under Section 4.04.

“Bilateral Letter of Credit Obligations” means, collectively, all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Restricted Subsidiary arising under or otherwise with respect to any Bilateral Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding; provided that the aggregate amount of Bilateral Letter of Credit Obligations secured by the Collateral shall not exceed $25,000,000 at any time outstanding.

“Board of Directors” means (1) with respect to a corporation or company, the board of directors thereof or a duly authorized committee of the board of directors; (2) with respect to a partnership, the board of directors (or other governing body) of the general partner of the partnership or a duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, England or New York, New York, United States are not authorized or required to close.

“Capital Lease Obligation” means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations shall be the amount thereof required to be capitalized and reflected as a liability on a balance sheet (other than the notes thereto) prepared in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty, in each case. For purposes of Section 4.06, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased. Notwithstanding the foregoing or any other provision contained herein or any other Note Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of the Company’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute a Capital Lease Obligation, and any such lease shall be, for all purposes of this Indenture and the other Note Documents, treated as though it were reflected on the Company’s consolidated financial statements in the same manner as an operating lease would have been reflected before the Company’s adoption of Accounting Standards Codification 842.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of any class, any shares or other equivalents of any class of share capital, corporate stock or partnership interests (whether general or limited) or any other participation, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest, whether now outstanding or issued after the Issue Date.

“Capital Stock Sale Proceeds” means the aggregate proceeds (including the Fair Market Value of property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company, an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary: (a) Temporary Cash Investments, securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or any other country whose sovereign debt has a rating of at least A3 from Moody’s or A- from S&P or any agency or instrumentality thereof, having maturities of not more than 24 months from the date of acquisition, (b) demand deposits, time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, and maturing within 24 months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Approved Bank) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) other short-term investments utilized by the Company or any Restricted Subsidiary in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing, (g) U.S. Dollars or other currencies held from time to time in the ordinary course of business, and (h) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (a) through (g) above.

“Cash Management Arrangement” means with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including cash pooling arrangements and any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, zero balance accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial card, merchant card services, purchase or debit cards, including stored value cards and non-card e-payables services.

“Cash Management Obligations” means obligations with respect to any Cash Management Arrangement.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company), directly or indirectly, in one or a series of related transactions, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets to the Company or a Restricted Subsidiary) shall have occurred; or

(c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (a) above if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of an ultimate parent holding company and (ii) either (x) the direct or indirect holders of the Voting Stock of such ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no “person” or “group” (each as defined in clause (a) above) is the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the ultimate parent holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, the Issue Date Collateral and the Post-Issue Date Collateral and, collectively, consists of: (a) the Collateral Vessels, (b) the equity of the Subsidiaries required to be pledged pursuant to any Second Lien Collateral Document, (c) all proceeds of the foregoing and after-acquired property of any Grantor upon which a Lien is granted or purported to be granted under any Collateral Document to secure the Note Obligations and (d) all other property and interests in property, including cash and Cash Equivalents, and proceeds thereof now owned or hereafter acquired by any Grantor upon which a Lien is granted or purported to be granted under any Second Lien Collateral Document to secure the Notes Obligations. For the avoidance of doubt, “Collateral” shall in no event include any Excluded Assets.

“Collateral Documents” each of the First Lien Collateral Documents and each of the Second Lien Collateral Documents.

“Collateral Trust Agreement” means the collateral trust agreement, dated as of the date hereof, among the Issuer, the other Grantors party from time to time thereto, the Trustee, the Collateral Trustee, the Administrative Agent and the other parties thereto from time to time, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Collateral Trust Joinder” means a joinder to the Collateral Trust Agreement in accordance with the terms thereof.

“Collateral Vessel” means each Vessel that is subject to a Vessel Mortgage pursuant to the terms of the Second Lien Documents, other than any Excluded Vessel and any Vessel that ceases to be a Collateral Vessel as a result of the release of any Lien in accordance with the terms of the Note Documents; provided that, as of the Issue Date, the Collateral Vessels that are subject to a Vessel Mortgage are those listed in Appendix B hereto.

“Collateral Vessel Requirements” means, with respect to a Collateral Vessel and subject to the Collateral Trust Agreement and only to the extent delivered to (or, in respect of (a), below, the relevant Grantor becomes a guarantor of any First Lien Obligations) any First Lien Debt Representative in connection with the First Lien Obligations:

(a) to the extent such Grantor is not already a Guarantor, such Grantor shall have become a Guarantor in accordance with the provisions of Section 4.14 and Section 4.15;

(b) such Grantor shall have duly authorized, executed and delivered to the Collateral Trustee, and caused to be recorded in an Acceptable Flag Jurisdiction, a Vessel Mortgage with respect to such Collateral Vessel;

(c) the owner(s) of such Capital Stock shall have duly authorized, executed and delivered share, quota or other equity pledge or charge agreements (or equivalent share security agreements) (as modified, supplemented or amended from time to time, each a “Share Pledge Agreement”), pursuant to which the Capital Stock owned by the Company or a Restricted Subsidiary of each owner of each Collateral Vessel shall have been pledged, mortgaged, charged or collaterally assigned (as applicable) to the Collateral Trustee (and, as applicable, the other Notes Secured Parties) to secure the Notes Obligations and shall have to the extent such Capital Stock constitutes possessory collateral, delivered to the Collateral Trustee all the pledged Capital Stock referred to therein (if applicable, by delivery of the original share or quota certificates), together with executed and undated transfer powers or forms (if applicable) and all other customary ancillary documentation (such as (but not limited to) registers of shareholders (which, if applicable, have been appropriately annotated to reflect the grant of security over the relevant shares) or quotaholders and of the ultimate beneficial owner(s), letters of undertaking, irrevocable proxies and powers of attorney, in each case as applicable), in each case, to the extent necessary under applicable laws to perfect the security interest granted pursuant to the applicable Share Pledge Agreement;

(d) such Grantor shall have duly authorized, executed and delivered an Assignment of Earnings substantially in the form of the Assignments of Earnings initially delivered in connection with the Issue Date with such changes as determined by the Company in good faith to be necessary or advisable with respect to the Earnings, thereby granting a security interest in favor of the Collateral Trustee to secure the Notes Obligations in all of such Grantor’s present and future Earnings;

(e) such Grantor and/or any other Grantor, if applicable, shall have duly authorized, executed and delivered an Assignment of Insurances with respect to all policies and contracts of insurance and all entries of such Collateral Vessel, including (i) all claims, return of premium, rebated or other amounts and other moneys and claims for moneys due and to become due to such Grantor under such insurances, (ii) any compensation paid or payable by a governmental authority for the requisition for title, confiscation or compulsory acquisition to such Grantor and/or such other Grantor, (iii) all other rights of such Grantor and/or such other Grantor under or in respect of such insurances and (iv) any proceeds of any of the foregoing;

(f) all filings (including appropriate financing statements (Form UCC-1) for filing under the Uniform Commercial Code of each relevant jurisdiction or similar filings in foreign jurisdictions), registrations, recordations, notifications, deliveries of instruments and other actions necessary to perfect and preserve the security interests described above shall have been duly effected within any applicable statutory time periods;

(g) the Collateral Trustee shall have received certificates of ownership or encumbrance (or similar certificates as well as results of maritime registry searches with respect to each Collateral Vessel) from appropriate authorities evidencing (or confirmation updating previously reviewed certificates and indicating) that such Collateral Vessel is registered in the name of the relevant Grantor in the register of an applicable Acceptable Flag Jurisdiction and that such Collateral Vessel is free from Liens other than Permitted Liens; and

(h) the Collateral Trustee shall have received, to the extent applicable and to the extent delivered to any First Lien Debt Representative, opinions in similar scope and substance as delivered by the Grantors in connection with the initial Collateral Vessels.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, Consolidated Net Income for such period, plus

(a) without duplication and, other than with respect to clauses (viii), (x) and (xi), to the extent deducted and not added back in determining such Consolidated Net Income for such period, the sum of:

(i) Consolidated Interest Expense for such period,

(ii) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits,

(iii) all amounts attributable to depreciation and amortization (including amortization of intangibles and deferred financing fees and amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments) and other non-cash items (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period),

(iv) any other non-cash losses, expenses and charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period,

(v) any losses for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement,

(vi) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses,

(vii) restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business,

(viii) (x) the full “run-rate” effect of cost savings, operating expense reductions and synergies that are (i) reasonably identifiable and factually supportable and projected by the Company in good faith and set forth in an Officer’s Certificate and (ii) to be realized as a result of actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months after any such Investment, acquisition (including the Transactions), disposition, merger, amalgamation, consolidation, reorganization or restructuring, transaction, cost savings initiative, other initiative or event, and in each case, added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions and (y) the amount of costs and expenses in respect of reactivation of Vessels, provided that the aggregate amount added back pursuant to this clause (viii) may not exceed, when aggregated with the amount of any increase for such period to Consolidated EBITDA pursuant to clause (ii) of the definition of “pro forma basis,” 10% for any four fiscal quarter period of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (ii) or this clause (a)(viii)),

(ix) any expenses, charges or other costs related to any equity offering, debt offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, other Debt permitted to be incurred by this Indenture, or the refinancing of any other Debt of such Person or any of its Restricted Subsidiaries, in each case whether or not consummated,

(x) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties,

(xi) the amount of dividends or distributions actually received in cash during such period by the Company or any of its Restricted Subsidiaries from any Person (that is not a direct or indirect Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP) (without duplication of any such amounts included in Consolidated Net Income), plus

(xii) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Company or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; and minus

(b) without duplication

(i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income, and

(ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business and items related to percentage of completion accounting) for such period and (B) any gains for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement or Hedging Obligation, all determined on a consolidated basis in accordance with GAAP;

provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any Restricted Subsidiary, other than dispositions in the ordinary course of business; provided further that for the purposes of clause (2) of the definition of “Permitted Debt,” Consolidated EBITDA shall be calculated on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which internal financial statements are available to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if:

(a) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt or issues, repurchases or redeems Disqualified Stock or Preferred Stock, or

(b) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves an Incurrence or Repayment of Debt, or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis as if the Debt was Incurred or Repaid, or the Disqualified Stock or Preferred Stock issued, repurchased or redeemed, on the first day of that period, provided that in the event of any Repayment of Debt, Consolidated EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if:

(a) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves an Asset Sale, Investment or acquisition,

(c) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition, or

(d) since the beginning of that period the Company or any Restricted Subsidiary shall have acquired a Qualified Vessel, shall have entered into an agreement to acquire a Qualified Vessel (including a committed construction contract with respect to a Qualified Vessel), shall have sold, transferred or otherwise disposed of a Vessel, or shall have entered into an agreement to sell, transfer or otherwise dispose of a Vessel (in the case of an agreement to acquire or sell, to the extent that the Vessel is scheduled for delivery no later than the date that is one year from the time of calculation), then Consolidated EBITDA for that period shall be calculated on a pro forma basis after giving effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period, provided, further, that any pro forma calculations giving effect, pursuant to clause (d) above, to the acquisition of a Qualified Vessel or sale, transfer or other disposition of a Vessel (including a committed construction contract with respect to a Qualified Vessel) shall be made as follows:

(a) the amount of Consolidated EBITDA attributable to such Qualified Vessel or other Vessel shall be calculated in good faith by the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Treasurer;

(b) in the case of a Qualified Services Contract, the Consolidated EBITDA shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Qualified Vessels or other Vessels, and shall take into account, where applicable, only actual expenses incurred without duplication in any measurement period;

(c) with respect to any Qualified Vessels, the amount of Consolidated EBITDA shall be the lesser of the Consolidated EBITDA derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Consolidated EBITDA of each year of such Qualified Services Contract for the term of the Qualified Services Contract; and

(d) with respect to any expenses attributable to a Qualified Vessel or other Vessel, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate

Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (a) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Fixed Charges” means, for any period for any Person and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of,

(a) Consolidated Interest Expense for such period, plus

(b) Disqualified Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, whether or not paid in cash, excluding dividends paid in Qualified Capital Stock, plus

(c) Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, whether or not paid in cash, excluding dividends paid in Qualified Capital Stock.

“Consolidated Funded Debt” means, without duplication, all Debt of the type described in clauses (a) (but excluding surety bonds, performance bonds or other similar instruments), (b), (e) (in respect of Debt of the type described in clauses (a) (but excluding Debt constituting surety bonds, performance bonds or other similar instruments), (b) and (h) of the definition of “Debt”) and (h) of the definition of “Debt,” of a Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, for any period for any Person and its Restricted Subsidiaries, the sum of (a) all interest expense on a consolidated basis determined in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, but including, in any event, the interest component under Capital Lease Obligations, Synthetic Lease Obligations and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing or Permitted Supply Chain Financing and amortization of original issue discount and bond premium, but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Debt, Hedging Obligations or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, Hedging Obligations in connection with the early termination thereof, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any receivables financing and any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting minus (b) interest income of the referent Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such Consolidated Net Income

(a) the income of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent of the amount of dividends or similar distributions or other returns on investment actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period in cash (or converted into cash by the Company or such Restricted Subsidiary),

(b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary,

(c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Guarantor) that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary,

(d) any (i) non-cash compensation charge or expense arising from any issue or grant of shares or stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts,

(e) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business,

(f) non-cash gains and losses due solely to fluctuations in currency values,

(g) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments,

(h) the cumulative effect of a change in accounting principles,

(i) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof,

(j) goodwill write-downs or other non-cash impairments of assets,

(k) gains or losses attributable to discontinued operations, and

(l) any restructuring charges and any fees, expenses and charges related to any proposed or consummated equity offering, investment, acquisition, disposition, Incurrence of Debt or recapitalization.

Notwithstanding the foregoing, (i) for purposes of Section 4.05 only, there shall be excluded from Consolidated Net Income any dividends, repayment of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.05(c)(4), and (ii) any net income (loss) of any Person (other than the Company) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Company’s equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed (or distributions converted into cash by the Company or a Restricted Subsidiary) by the Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution or other return on investment.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt of the Company and its Restricted Subsidiaries minus the amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries (other than cash or Cash Equivalents received upon the Incurrence of Debt by the Company and its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture) (on a pro forma basis, including reflecting any Incurrence of Debt and Repayment of Debt made on such date) to (b) the aggregate amount of Consolidated EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio for which financial statements are required to be filed pursuant to Section 4.03. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the “Consolidated Fixed Charges Coverage Ratio,” including any pro forma calculations.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt of the Company and its Restricted Subsidiaries secured by a Lien as of such date minus the amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries (other than cash or Cash Equivalents received upon the Incurrence of Debt by the Company and its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture) (on a pro forma basis, including reflecting any Incurrence of Debt and Repayment of Debt made on such date) to (b) the aggregate amount of Consolidated EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Net Leverage Ratio for which financial statements are required to be filed pursuant to Section 4.03. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the “Consolidated Fixed Charges Coverage Ratio,” including any pro forma calculations.

“Credit Agreement” means the Senior Secured Revolving Credit Agreement, dated as of July 11, 2023, by and among the Company, the Issuer as the borrower, the lenders and issuing banks from time to time party thereto, J.P. Morgan SE, as administrative agent, and GLAS Trust Company LLC, as common security agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or extending the maturity thereof or otherwise restructuring all or any portion of the Debt thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof; provided that, if there ceases to be a Credit Agreement for any reason, all references in this Indenture and the Collateral Documents to any defined term or collateral requirement based upon, or by reference to, the Credit Agreement shall mean and be a reference to such defined term or collateral requirement as in effect immediately before the termination of the Credit Agreement (and disregarding any consents, waivers or amendments to any such defined term or release of Collateral obtained in connection with such termination).

“Credit Agreement Lender” means any “Lender” under the Credit Agreement or any lender or holder under any other Funded Debt constituting First Lien Debt.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, (1) the facilities provided in the Credit Agreement and (2) one or more debt facilities, arrangements, instruments, trust deeds, indentures, credit facilities (including any commercial paper facilities and overdraft facilities) with banks, institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), notes, letters of credit or other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions or investors and whether provided under the Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages, charges or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any currency exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication), in each case, if and to the extent that any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP:

(a) the principal of:

(i) debt of the Person for money borrowed, and

(ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Capital Lease Obligations and Synthetic Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all principal component of obligations of the Person representing the balance deferred and unpaid of the purchase price of any Property (except trade payables) due more than six months after such Property is acquired, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement;

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) to the extent not otherwise included in this definition, any Guarantee of the Debt of other Persons of the type referred to in clauses (a) through (d);

(f) to the extent not otherwise included in this definition, all Debt of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such Debt being deemed to be the lesser of the value of that Property or the amount of the Debt so secured;

(g) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such Hedging Obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time); and

(h) the amount of any obligations under a Permitted Receivables Financing to which such Person is a party.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. Notwithstanding the foregoing, “Debt” shall not include any customary earn-out obligations or other contingent acquisition consideration until the same becomes a liability on the balance sheet of such Person in accordance with GAAP, trade payables and accrued expenses (or intercompany reimbursement obligations in respect thereof) arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under any Drilling Contract, Internal Charter, stacking agreements or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), prepayments for property or services under any Drilling Contract, Internal Charter, stacking agreements or other forms of service agreement in the ordinary course of business or any indebtedness with respect to which cash or cash equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the Trustee or other depository for the benefit of the holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete satisfaction or defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discharge of First Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute First Lien Debt;

(2)

with respect to each Series of First Lien Debt, either (x) payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt of such Series (other than any undrawn letters of credit and any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable First Lien Documents for such Series of First Lien Debt;

(3)

with respect to any undrawn letters of credit constituting First Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Debt or (y) the issuer of each such letter of credit has notified the Collateral Trustee in writing that alternative arrangements satisfactory to such issuer have been made; and

(4)	payment in full in cash of all other First Lien Obligations that are outstanding and unpaid at the time the First Lien Debt is paid in full in cash;

provided, however, that if, at any time after the Discharge of First Lien Obligations has occurred, the Company thereafter enters into any First Lien Document evidencing First Lien Debt the incurrence of which is not prohibited by any applicable Secured Debt Document, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes with respect to such new First Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Company designates such Funded Debt as First Lien Debt in accordance with the Collateral Trust Agreement, the Obligations under such First Lien Document shall automatically and without any further action be treated as First Lien Obligations for all purposes, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Collateral Trust Agreement.

“Disposition” or “Dispose” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of any event (other than at the option of such Person):

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the original Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.05. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Disqualified Stock.

“Domestic Restricted Subsidiary” means, a Restricted Subsidiary that is any direct or indirect Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for the use or hire of any Vessel, including charters, bareboat charters, sub-charters, pool agreements, leases and other contracts of employment (except for an Internal Charter).

“Earnings” means, in respect of any Collateral Vessel, . (i) all freight, hire and passage moneys payable to an assignor as a consequence of the operation of a Collateral Vessel including, without limitation, payments under any Drilling Contract; (ii) any claim under any guarantee in respect of any Drilling Contract or otherwise related to freight, hire or passage moneys, in each case payable to an assignor as a consequence of the operation of a Collateral Vessel;

(iii) compensation payable to an assignor in the event of any requisition of a Collateral Vessel; (iv) remuneration for salvage, towage and other services performed by a Collateral Vessel and payable to the applicable assignor; (v) demurrage and retention money receivable by an assignor in relation to a Collateral Vessel; (vi) all moneys that are at any time payable under the insurances in respect of a loss of Earnings; (vii) if and whenever a Collateral Vessel is employed on terms whereby any moneys falling within clauses (i) to (vi) above are pooled or shared with any other Person, that proportion of the net receipts of the relevant pooling or sharing arrangement that is attributable to any such Collateral Vessel; and (viii) other money whatsoever due or to become due to an assignor in relation to a Collateral Vessel.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company or (ii) a private equity offering of Qualified Capital Stock of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company, other than any public offerings registered on Form S-8.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Account” means: (a) deposit accounts, securities accounts and other bank accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any employees of the Company or any Restricted Subsidiary; (b) deposit accounts, securities accounts and other bank accounts constituting pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions); (c) deposit accounts, securities accounts and other bank accounts (i) exclusively used for withholding tax and other tax accounts (including sales tax accounts) or (ii) that are fiduciary accounts, escrow accounts, or trust accounts (or the equivalent thereof in any non-U.S. jurisdiction), or other accounts which solely contain deposits made for the benefit of, or otherwise holds funds on behalf of, another Person (other than the Company or any Restricted Subsidiary); (d) deposit accounts and other bank accounts that are zero balance accounts; (e) petty cash and similar local accounts; (f) any other deposit accounts, securities accounts, commodity accounts and other bank accounts of any Grantor having an average monthly account balance, in the aggregate for such all accounts of the Grantors referred to in this clause (f), not exceeding, (i) for all such accounts that are U.S. accounts, $10,000,000 and (ii) for all such accounts that are non-U.S. accounts, $50,000,000; and (g) any non-U.S. account as to which the First Lien Debt Representative and the Company reasonably agree in writing that the cost of obtaining or perfecting a security interest therein is excessive in relation to the practical benefit to the First Lien Secured Parties afforded thereby.

“Excluded Assets” means, collectively:

(a) (i) any fee owned real property, in the aggregate, with a fair market value of less than $25,000,000, (ii) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) and (iii) any fixtures affixed to any real property, except to the extent perfected by the filing of an “all assets” UCC-1 financing statement in the applicable Grantor’s jurisdiction of organization, incorporation or formation;

(b) any commercial tort claim, except for any commercial tort claim held by a Grantor with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages (individually for any such commercial tort claim) in excess of $1,000,000 for each such claims in the United States (but for each such claim in excess of $1,000,000 outside of the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim);

(c) letter-of-credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in letter-of-credit rights other than the filing of a UCC-1 financing statement));

(d) any assets to the extent the grant of a Lien on such assets is prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any governmental authority unless such consent has been obtained (and it being understood and agreed that no Grantor shall have any obligation to procure any such consent, approval, license or authorization)) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(e) (i) margin stock and (ii) minority interests or Capital Stock in joint ventures and non-wholly owned Subsidiaries, in any such case of this subclause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any governmental authority or any other Person (other than a Grantor or Restricted Subsidiary);

(f) (i) any Grantor’s right, title or interest in any lease, license, contract, or agreement to which such Grantor is a party or any of its right, title or interest thereunder and (ii) any property subject to a Lien permitted by clause (p) of the definition of “Permitted Liens” or any other permitted purchase money Lien, Capital Lease Obligation or similar arrangement, in each case to the extent, but only to the extent that a grant of a security interest therein to secure the First Lien Obligations and the Notes would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that no Grantor shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than the Company or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(g) any assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to the Company or any Restricted Subsidiary as reasonably determined by the Company in good faith (with written notice to the First Lien Debt Representative and the Trustee);

(h) (i) any United States trademark or service mark application filed on the basis of a Grantor’s “intent-to-use” such trademark or service mark pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, et seq., unless and until evidence of use of such trademark or service mark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), in each case, to the extent (and solely during the period in which) the inclusion in the Collateral of, or granting a security interest in, any such application prior to such filing would impair the enforceability or validity, or invalidate, any such application or any resulting registration, (ii) any United States intellectual property that is not material to the conduct of the Grantors’ business, as a whole and (iii) any intellectual property registered in any jurisdiction other than the United States;

(i) any assets as to which the First Lien Debt Representative and the Company shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the First Lien Secured Parties afforded thereby;

(j) any after-acquired property (including property acquired through acquisition, merger or amalgamation of another entity) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) validly prohibits such security interest or pledge;

(k) the Capital Stock of (i) Unrestricted Subsidiaries and (ii) Excluded Subsidiaries (other than, in the case of this clause (ii), any Subsidiary that guarantees the Notes);

(l) the Excluded Vessels;

(m) the Excluded Accounts described in clauses (a), (b), (c) or (g) of the definition thereof and all funds and other property held in or maintained in any Excluded Account; and

(n) any other asset that is otherwise excluded from the requirement to become Collateral pursuant to the First Lien Documents;

provided, in each case, that such assets are not pledged to secure any First Lien Obligations.

“Excluded Subsidiary” means any Subsidiary that is excluded from the requirement to provide a Guarantee of the Senior Secured Credit Facility Obligations pursuant to the terms of the Credit Agreement.

“Excluded Vessel” means (a) the Non-Core Vessels and (b) any Vessel acquired or constructed after the Issue Date that is not required by the Credit Agreement to be mortgaged to secure the Senior Secured Credit Facility Obligations, provided, in each case, that such Vessels are not pledged to secure any First Lien Obligations.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as determined by an Officer of the Company in good faith.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other officer or director of such Person who is primarily responsible for matters relating to such Person’s financial affairs.

“First Lien Collateral Documents” means all security agreements (including Shared Collateral Documents), pledge agreements, charges, collateral assignments, mortgages (including vessel mortgages), deeds of trust, collateral agency agreements, control agreements, consents or direct arrangements, or other grants or transfers for security executed and delivered by the Company, Issuer or any other Grantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the First Lien Secured Parties, and shall include all “Collateral Documents” (as defined in the Credit Agreement) (and any equivalent term in any other First Lien Document).

“First Lien Debt” means (1) the Obligations under the Credit Agreement (including, for the avoidance of doubt, all “Secured Obligations” as defined therein), (2) all Specified Swap Agreement Obligations, (3) a Specified Cash Management Obligations and (4) any other Consolidated Funded Debt (including borrowings under any other First Lien Documents) that is secured by a first-priority Lien on the Collateral and that was permitted to be Incurred and permitted to be so secured under the applicable First Lien Documents; provided, that, in the case of this clause (4), (a) on or before such Consolidated Funded Debt is Incurred such Consolidated Funded Debt is designated by the Company as “First Lien Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation (as defined in the Collateral Trust Agreement), (b) unless such Consolidated Funded Debt is Incurred under an existing Secured Debt Document for any Series of First Lien Debt whose Secured Debt Representative is already party to the Collateral Trust Agreement, the First Lien Debt Representative for such Consolidated Funded Debt executes and delivers a Collateral Trust Joinder in respect of and in accordance with the Collateral Trust Agreement, and (c) all other requirements set forth in the Collateral Trust Agreement have been complied with.

“First Lien Debt Representative” means, (a) in the case of the Credit Agreement and the Specified Swap Agreements and agreements governing Specified Cash Management Obligations secured pursuant thereto, the Administrative Agent and (b) in the case of any other Series of First Lien Debt and Specified Swap Agreements and agreements governing Specified Cash Management Obligations secured pursuant thereto, the trustee, agent or representative of the holders of such Series of First Lien Debt who maintains the transfer register for such Series of First Lien Debt or is appointed as a representative of such First Lien Debt (for purposes related to the administration of the Collateral Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of First Lien Debt and who has executed a Collateral Trust Joinder, in each case, together with its successors and assigns in such capacity.

“First Lien Documents” means any indenture, notes, credit agreement, including the Credit Agreement, or other agreement or instrument pursuant to which any First Lien Debt is Incurred and the First Lien Collateral Documents.

“First Lien Obligations” means, collectively, the First Lien Debt and all other Obligations in respect of First Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Collateral Trustee in its capacity as such under the First Lien Documents, whether pursuant to the Collateral Trust Agreement or one or more of the Secured Debt Documents, shall in each case be deemed to constitute First Lien Obligations (with the obligations described in this sentence being herein the “Collateral Trustee Obligations”), which Collateral Trustee Obligations shall be entitled to the priority provided in Section 3.04(a) of the Collateral Trust Agreement.

“First Lien Secured Parties” means the holders of First Lien Obligations, including the Senior Secured Credit Facility Secured Parties, each First Lien Debt Representative and the Collateral Trustee.

“Fitch” means Fitch Ratings Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided that leases (regardless of when entered into) will be accounted for using the generally accepted accounting principles in the United States of America in effect for fiscal years ending on or before December 15, 2018 and any changes in the accounting for leases for fiscal years beginning after December 15, 2018 will be disregarded. For the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Grantor” means the Issuer and any Guarantor.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business;

provided, however, that, the term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Issue Date Guarantors and any Restricted Subsidiary (including the Post-Issue Date Guarantors) that Guarantees the Notes from time to time in accordance with the provisions of this Indenture and their respective successors and assigns, in each case until such Guarantor is released from its Note Guaranty in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, amalgamation, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that, a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.04, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Insolvency or Liquidation Proceeding” means, whether arising under any bankruptcy, insolvency or other applicable law of the United States, any State or jurisdiction thereof or any other country or political subdivision of such country: (a) any voluntary or involuntary case commenced by or against the Company or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization, receivership, liquidation, restructuring or adjustment or marshaling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; (c) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims; or (d) any Luxembourg Insolvency Event.

“Insurances” means all policies and contracts of insurance and all entries of such Collateral Vessel, including (i) all claims, return of premium, rebates or other amounts and other moneys and claims for moneys due and to become due to a Guarantor under such insurances, (ii) all other rights of a Guarantor under or in respect of such insurances, and (iii) any proceeds of any of the foregoing.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Restricted Subsidiary that is a Vessel owner (or an Internal Charterer of such Vessel), on the one hand, and any Internal Charterer, on the other hand.

“Internal Charterer” means the Company or any Restricted Subsidiary that is not the owner of the relevant Vessel and that is a party to any Drilling Contract in respect of a Vessel.

“Investment” by any Person means any direct or indirect loan (other than advances or extensions of credit to customers and suppliers in the ordinary course of business), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any Debt of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any credit support obligation with respect to Debt of such other Person that are or would be classified as investments on a balance sheet (excluding any notes thereto) prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of Section 4.05 and Section 4.10 and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s, a rating equal to or higher than BBB- (or the equivalent) by Fitch, and a rating equal to or higher than BBB- (or the equivalent) by S&P or, in the event S&P, Fitch or Moody’s shall cease rating the Notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Issue Date” means July 27, 2023, the date on which the Notes are originally issued under this Indenture.

“Issue Date Collateral” means the Collateral that will be granted by the Company and its Restricted Subsidiaries on the Issue Date, including, without limitation, (i) Vessel Mortgages on each of the Collateral Vessels owned by the Issue Date Guarantors as of the Issue Date and (ii) an “all assets” security interest under the Uniform Commercial Code of the State of New York in the personal property of the Issuer and the Issue Date Guarantors, in each case other than Excluded Assets and subject to the Agreed Security Principles.

“Issue Date Guarantors” means the Guarantors party hereto on the Issue Date.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, Synthetic Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Limited Recourse Debt” means Debt Incurred by a Restricted Subsidiary that has no assets or operations other than those related to the Vessels referred to below for the purpose of financing a portion of the purchase price of one or more Vessels, as and to the extent permitted pursuant to clause (22) of the definition of “Permitted Debt” in Section 4.04, which Debt may be secured by Liens on such Vessels and on any other assets acquired with the proceeds of such Debt pursuant to clause (jj) of the definition of “Permitted Liens” and any related assets related to the operation of such Vessels, including related Drilling Contracts, and the sole recourse of the holder of such Debt shall be to the Restricted Subsidiary that is the obligor of such Debt, to the assets permitted to secure such Debt pursuant to clause (jj) of the definition of “Permitted Liens” (including the Capital Stock in such Restricted Subsidiary), and such holder shall have no recourse to the Company or any other Restricted Subsidiary, or to any other of their respective assets (other than such Capital Stock); provided that such Debt may be guaranteed on an unsecured basis by the Company.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Grantor” means any Grantor incorporated under the laws of Luxembourg or whose registered office, place of effective management or centre of main interests (as that term is used in Article 3(1) of the Regulation EU No 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended (the “EU Insolvency Regulation”)) is located in Luxembourg, including as of the date hereof Aquadrill China Operations Ltd. S.à r.l., a private limited liability company (société à responsabilité limitée), existing under the laws of Luxembourg, having its registered address at 68-70, boulevard de la Pétrusse, L-2320 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 176906.

“Luxembourg Insolvency Event” means, in relation to any Luxembourg Grantor or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, accounting, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable, as a consequence of the Asset Sale and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale (other than property constituting Collateral), in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale,

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale, and

(e) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition provided, that, to the extent that any portion of the consideration for an Asset Sale is required by contract to be held in a separate escrow or deposit account to support indemnification, adjustment of purchase price or similar obligations, such portion of the consideration shall become Net Available Cash only at such time as it is released to the Company or a Restricted Subsidiary from the escrow or deposit account.

“Net Cash Proceeds” means the aggregate principal amount actually received in cash by the Company or any Restricted Subsidiary in connection with the relevant transaction, net of direct costs (including legal, accounting and investment banking fees and expenses, sales brokerage commissions and underwriting discounts).

“Non-Core Vessels” means each of the following Vessels: West Tucana, West Telesto, West Castor, West Prospero, T-15, T-16 and West Vencedor.

“Note Documents” means the Notes (including Additional Notes), the Note Guaranties, this Indenture, the Second Lien Collateral Documents and the Collateral Trust Agreement.

“Note Guaranty” means the guarantee of the Notes by a Guarantor pursuant to this Indenture (including the Guarantees of the Notes by the Post-Issue Date Guarantors).

“Note Obligations” means Obligations in respect of the Note Documents.

“Noteholder” has the meaning ascribed to it under the definition of Holder.

“Notes Secured Parties” means the Trustee, the Collateral Trustee and the Holders of the Notes.

“Notified Event of Default” means an Event of Default that has occurred and is continuing in respect of which the Trustee or the holders of not less than 25% in aggregate principal amount of the then-outstanding Notes have served a notice on the Issuer; provided that no such notice shall be required with respect to an Event of Default described in Section 6.01(f).

“Obligations” means any principal, interest (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), penalties, fees, premiums, expenses, indemnifications, damages, reimbursements (including reimbursement obligations with respect to letters of credit), Bilateral Letter of Credit Obligations and Cash Management Obligations and other liabilities payable under documentation governing any indebtedness.

“Offering Memorandum” means the final offering memorandum relating to the offering of the Original Notes dated July 13, 2023.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any President, any Vice President, the Chief Accounting Officer, any Executive Vice President, the Controller, any Senior Vice President, the Treasurer, any Director or the Secretary of the Company or any other officer or person authorized or designated by the Company’s Board of Directors; provided that any Guarantor or the Issuer shall be permitted to authorize an Officer of the Company or any other person designated by the relevant Guarantor’s Board of Directors to act as its Officer (including its Financial Officer) regardless of whether such Officer holds one of the foregoing positions with such Guarantor or the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (and, if applicable, the Collateral Trustee). The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means any Debt of the Issuer or any Guarantor that is not a Subordinated Obligation.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof as determined by the Board of Directors of the Company.

“Permitted Business Investment” means an Investment in any Person made in the course of conducting a Permitted Business, whether through agreements, transactions, joint ventures, expenditures or other arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including direct or indirect ownership interests in all types of drilling, transportation and oilfield services assets, property and equipment.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary:

(a) in any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary (and in any Investments of such Person not made in contemplation of such transaction), provided that the primary business of the Restricted Subsidiary is a Permitted Business;

(b) in any Person (and in any Investments of such Person not made in contemplation of such transaction) if as a result of the Investment that Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Permitted Business;

(c) in cash or Cash Equivalents;

(d) consisting of commission, payroll, relocation, travel and similar expenses that are made in the ordinary course of business;

(e) consisting of loans and advances to directors, officers and employees (i) made in the ordinary course of business or (ii) to finance the purchase of Capital Stock of the Company, in compliance with applicable laws, provided that those loans and advances do not exceed $10,000,000 at any one time outstanding;

(f) received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(g) to the extent the Investment represents (i) the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.07 or (ii) consideration received in respect of a Disposition that does not constitute an Asset Sale (other than pursuant to clause (2) of the definition thereof);

(h) in Hedging Obligations permitted under clauses (5), (6), (7) or (15) of the definition of “Permitted Debt” in Section 4.04;

(i) in customers or suppliers of the Company or any of its Subsidiaries in the form of extensions of credit or transfers of Property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(j) in any Person if the Investments (or binding commitments in respect thereof) are outstanding on the Issue Date or on the date such Person became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into a Restricted Subsidiary to the extent that such Investments were not made in contemplation of such merger, amalgamation or consolidation, and any Investment consisting of an extension, modification or renewal of such Investment; provided that the amount of any such Investment may be increased (x) as required under the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(k) consisting of any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the Board of Directors; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (d) of the definition of “Consolidated Net Income”), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary;

(l) in any Person in an aggregate amount not to exceed the greater of (x) $150,000,000 or (y) 3.75% of Total Assets (measured at the time of Investment);

(m) acquired in exchange for shares of Capital Stock of the Company or acquired with the proceeds of such sale of Capital Stock (other than Disqualified Stock); provided that the proceeds of such issuance shall be excluded from the definition of “Capital Stock Sale Proceeds”;

(n) consisting of any receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(o) (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of any Restricted Subsidiary of such other Investment or accounts receivable, (ii) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute, (iii) in exchange for any other Restricted Investment, Permitted Investments permitted under clauses (e), (j), (l), (r) or (s) of this definition or accounts receivable held by the Company or any Restricted Subsidiary, or (iv) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) consisting of Guarantees of Debt issued in accordance with Section 4.04;

(q) made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(r) in any Person engaged in a Permitted Business in an aggregate amount not to exceed the greater of (x) $125,000,000 or (y) 3.5% of Total Assets (measured at the time of Investment);

(s) so long as no Event of Default has occurred and is continuing (or would result therefrom), Investments in any Person engaged in a Permitted Business if, on a pro forma basis after giving effect to such Investment, the Consolidated Net Leverage Ratio would not be greater than 1.25 to 1.00;

(t) consisting of Debt in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(u) in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

(v) so long as no Event of Default has occurred and is continuing (or would result therefrom), Permitted Business Investments if, on a pro forma basis after giving effect to such Investment, the Consolidated Net Leverage Ratio would not be greater than 1.50 to 1.00;

(w) consisting of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and joint ventures;

(x) consisting of non-cash Investments made in connection with tax planning and reorganization activities;

(y) comprised of management services provided by the Company or any Restricted Subsidiary;

(z) comprised of pledges, deposits, or liens constituting “Permitted Liens”;

(aa) in the ordinary course of business in Restricted Subsidiaries and joint ventures consisting of spare parts and equipment;

(bb) consisting of workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business; and

(cc) consisting of repurchases of the Notes.

For the avoidance of doubt, any Investment that is a Permitted Investment hereunder may be transferred to the Company or another Restricted Subsidiary, or exchanged for other assets of the Company or another Restricted Subsidiary.

“Permitted Jurisdiction” means each of the United States of America (including any State thereof or the District of Columbia), any member state of the European Union as of the Issue Date, the United Kingdom, any of the Channel Islands, Bermuda, Cayman Islands, Hong Kong, Norway, Singapore or Switzerland.

“Permitted Liens” means:

(a) Liens on the Collateral securing Debt and other Obligations (which Liens may rank, at the option of the Company, senior in priority to the Liens on the Collateral securing the Notes), Incurred under clause (2) of the definition of “Permitted Debt” in Section 4.04 regardless of whether the Company and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is incurred;

(b) Liens for taxes, assessments or governmental charges or claims or levies on the Property of the Company or any Restricted Subsidiary and deposits in respect thereof if the same shall not at the time be due and payable, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens of carriers, warehousemen, materialmen, repairmen, landlords, suppliers and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 90 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, importation bonds, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in the ordinary course of business, including banker’s liens and rights of set-off;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including Property acquired pursuant to any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are limited to all or a portion of the assets or property (and improvements on such assets or property) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that the such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person (other than after-acquired property that is (1) affixed or incorporated into the property covered by such Lien, (2) subject to a Lien securing such Debt, the terms of which Debt requires or includes a pledge of after-acquired property and (3) the proceeds and products thereof); provided, further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with workers’ compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of issuers of performance, stay, appeal, indemnification, surety or similar bonds, completion guarantees, bank guarantees or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens or negative pledges attaching to or related to joint ventures engaged in a Permitted Business, restricting Liens on interests in those joint ventures or other legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature;

(o) Liens existing on the Issue Date (but excluding Liens securing the Credit Agreement, the Notes (including any Additional Notes), and, in each case, any Guarantees thereof);

(p) Liens securing Debt Incurred pursuant to clause (12) of the definition of “Permitted Debt” on the Property that is the subject of such Debt; provided that, any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Debt and any improvements or accessions to such assets and property;

(q) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (e), (f), (l), (o) or (p) above or (x), (y) or (jj) below; provided, however, that (i) any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), (ii) any Lien of this kind shall be equal or junior in priority to the Liens securing the Debt or other obligations being Refinanced (or, if such original Lien was on the Collateral and ranked junior to the Lien securing the Notes or the Note Guaranties, such Lien securing the Refinanced Lien also ranks junior to the Lien securing the Notes or the Note Guaranties) and (iii) the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1)

the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (e), (f), (l), (o) or (p) above or (x), (y) or (jj) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, Incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens on cash or Cash Equivalents held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced;

(s) Liens (which Liens may be on the Collateral and may rank, at the option of the Company, pari passu or junior in priority to the Liens on the Collateral securing the Notes) securing obligations with an aggregate principal amount not to exceed the greater of $150,000,000 or (y) 4.0% of Total Assets (measured at the time of incurrence) at any one time outstanding;

(t) Liens securing Hedging Obligations permitted under clause (5), (6), (7) or (15) of the definition of “Permitted Debt” in Section 4.04 which Liens may rank senior to the Liens securing the Notes to the extent secured by the Collateral;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Debt (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Debt or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Debt and are held in an escrow account or similar arrangement to be applied for such purpose;

(w) Liens on escrow accounts created for the benefit of or to secure, directly or indirectly, the Notes;

(x) Liens on the Collateral to secure additional Second Lien Debt permitted to be Incurred under Section 4.04 with an aggregate principal amount that does not cause the Consolidated Secured Net Leverage Ratio, on a pro forma basis, to exceed (i) 2.00 to 1.00, or (ii) if such Debt is to be Incurred in connection with an acquisition or similar Investment, the Consolidated Secured Net Leverage Ratio immediately before such Incurrence;

(y) Liens securing Debt Incurred pursuant to clause (11) or (14) of the definition of “Permitted Debt” in Section 4.04;

(z) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(aa) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(bb) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(cc) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(dd) Liens on property or assets used to defease or to irrevocably satisfy and discharge Debt; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(ee) Liens in connection with the sale or transfer of any equity interests or other assets in a transaction permitted under this Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(ff) (i) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing and (ii) Liens (if any) on any account (or, in the case of any judicial re-characterization of any such sale, granted as collateral to secure financing) sold pursuant to any Permitted Supply Chain Financing;

(gg) Liens arising from Uniform Commercial Code financing statement filings regarding supply chain finance programs or other receivables sale transactions in the ordinary course of business;

(hh) Liens securing Debt and other Obligations in respect of the Notes (other than any Additional Notes) and the Note Guaranties (other than any Note Guaranties with respect to Additional Notes);

(ii) Permitted Vessel Liens;

(jj) Liens on assets acquired with the proceeds of Debt or Debt Incurred within 365 days of the acquisition of such assets (including Permitted Refinancing Debt in respect thereof) pursuant to clause (22) of the definition of “Permitted Debt” in Section 4.04 and, with respect to such Debt, (x) Liens on the Capital Stock of the Restricted Subsidiary that directly owns such assets, Liens on the insurances in respect of such assets or the operation thereof and Liens on the Drilling Contract and earnings relating to such assets and (y) Liens on other assets and property owned by any such Restricted Subsidiary that are used in the operation, maintenance or repair of such assets acquired with the proceeds of such Debt, and in respect of the foregoing, proceeds, improvements, refurbishments, additions and improvements thereto or which are incidental thereto, which Liens, in each case, secure only such Debt; provided that such Restricted Subsidiary that owns such assets does not hold any assets that are not Excluded Assets or property of the type referred to in clause (y) above;

(kk) Liens in favor of the Issuer or a Guarantor;

(ll) Liens on the Capital Stock of an Unrestricted Subsidiary;

(mm) Liens securing obligations under clause (23) of the definition of “Permitted Debt” in Section 4.04;

(nn) Liens to secure liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other customary insurance of the Company or any Restricted Subsidiary;

(oo) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business;

(pp) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;

(qq) minor defects, irregularities and deficiencies in title to, and survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, including with respect to the physical placement and location of pipelines, that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person; and

(rr) Liens on the Collateral securing Debt Incurred pursuant to clause (25) of the definition of “Permitted Debt”;

provided, however, that in the case of clauses (a), (q), (s), (t), (x), (y) and (rr), to the extent such Lien encumbers the Collateral:

(i) each of the parties (or a representative thereof) to the relevant Debt is subject to the Collateral Trust Agreement; and

(ii) all property and assets (including the Collateral, but excluding cash collateral and other customary exclusions in the ordinary course of business) securing such relevant Debt also secures the Notes or the Note Guaranties on a second-priority or equal-priority basis, as applicable, if such Debt is Pari Passu Indebtedness or on a prior basis if such Debt is a Subordinated Obligation.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Debt secured by a Lien could be classified as secured in part pursuant to one or more Permitted Liens (giving effect to the Incurrence of such portion of such Debt), the Company, in its sole discretion, may classify such portion of such Debt (and any Obligations in respect thereof) as having been secured pursuant to one or more Permitted Liens in this definition and thereafter the remainder of the Debt as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases, otherwise acquires or receives Lien on accounts receivable of the Company or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the officers of the Company have concluded are customary and market-standard.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)	the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, plus

(2)

without duplication, any additional Debt Incurred to pay interest or premiums required by the instruments governing such existing Debt and costs, expenses and fees Incurred in connection with the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced,

(e) if the Debt being refinanced is expressly subordinated to the Notes or the Note Guaranties, the new Debt will be subordinated to the Notes on terms at least as favorable to the holders as those contained in the documentation governing the Debt being refinanced, and

(f) if the Debt being refinanced is secured by a Lien, the new Debt may only be secured by Liens equal or junior in priority to the Liens securing the Debt or other obligations being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(i) Debt of a Subsidiary that is not a Guarantor that Refinances Debt of the Issuer or any Guarantor, or

(ii) Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary. Permitted Refinancing Debt in respect of any Credit Facility or any other Debt may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Debt.

“Permitted Supply Chain Financing” means one or more non-recourse supply chain financings, on terms and conditions customary for supply-chain financing arrangements, in respect of all or a portion of the accounts receivable owing to the Company or any Restricted Subsidiary from one or more customer(s) of the Company or such Restricted Subsidiary (but, for the avoidance of doubt, not a sale or sales of all accounts receivable of the Company or any of its Restricted Subsidiaries generally); provided that (a) such transaction shall be evidenced by a receivables purchase agreement or other similar documentation on terms and conditions customary for supply-chain financing arrangements; (b) any such sale is structured, and is intended to be treated, as a true sale of accounts receivable with any recourse to the Company or any Restricted Subsidiary limited to breach of a representation, warranty or covenant by the Company or such Restricted Subsidiary with respect to the sold accounts receivable; (c) immediately before and immediately after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing; and (d) the proceeds of such sales are received in cash and are in an amount equal to the face value of the sold accounts receivable, net of a commercially reasonable and customary discount rate based on then current market conditions, in each case, in the reasonable judgment of the Company.

“Permitted Vessel Liens” means, at any time, with respect to a Vessel:

(a) Liens for crews’ wages (including the wages of the master of the Vessel) that are discharged in the ordinary course of business and have accrued for not more than 90 days (or such longer period provided for under any First Lien Documents) unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Vessel, the master of the Vessel or a charterer or lessee of such Vessel, which in each case have accrued for not more than 90 days (or such longer period provided for under any First Lien Documents), unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Vessel (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than 90 days (or such longer period provided for under any First Lien Documents), unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture, or loss;

(d) Liens for damages arising from maritime torts which are unclaimed or are covered by insurance (subject to reasonable deductibles), or in respect of which a bond or other security has been posted on behalf of the Company or relevant Restricted Subsidiary with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien, and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture, or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

(f) Liens under Drilling Contracts or subcharters or subleases with Persons that are not Affiliates and that do not secure Debt for borrowed money.

“Person” means any individual, corporation, company (including any limited liability company or exempted company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Issue Date Collateral” means the Collateral (other than the Issue Date Collateral) that will be granted by the Company and the Restricted Subsidiaries after the Issue Date pursuant to Section 4.15.

“Post-Issue Date Guarantors” means any Guarantor organized in Brazil.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“pro forma basis” means, with respect to any computation hereunder required to be made on a pro forma basis and giving effect to any proposed Investment or other acquisition, any Disposition, any Restricted Payment or any payment of or in respect of, or Incurrence of, any Debt (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) made in good faith by the Company, and may include cost savings (including cost savings, workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements, initiatives and synergies that are reasonably identifiable and factually supportable and reasonably expected to result within 18 months following the consummation of the relevant Pro Forma Event, provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four fiscal quarter period of the Company, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (a)(viii) of the definition thereof for such period, shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (a)(viii) or this clause (ii)), in each case, using for purposes of making any such computation, the consolidated financial statements of the Company and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Debt or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.

“Pro Forma Event” has the meaning set forth in the definition of “pro forma basis.”

“Productive Assets” means assets (other than current assets) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Property” means, with respect to any Person, any interest of that Person in any kind of property, plant, equipment or other asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, or

(b) Incurred to finance the acquisition, improvement, refurbishment, reactivation, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Services Contract” means, as of any date of determination, with respect to any Vessel acquired by, or committed to be delivered to, the Company or any of the Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, which contract or contracts:

(1)	are between the Company or one of the Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand,

(2)

provide for services to be performed by the Company or one or more of the Restricted Subsidiaries involving the use of such Vessel by the Company or one or more of the Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year from (i) the date of determination or (ii) a future date that is no later than the date that is three months from the date of determination (the period during which such services are to be performed, the “Active Service Period”), and

(3)	provide for a fixed or minimum day rate or fixed rate for such Vessel covering the entire Active Service Period contemplated by clause (2) above.

For the avoidance of doubt, neither a letter of intent nor a letter of award with respect to a Vessel is a Qualified Services Contract.

“Qualified Vessel” means a Vessel that is subject to a Qualified Services Contract.

“Rating Agencies” means Moody’s, Fitch and S&P, and if S&P, Fitch or Moody’s or all of them shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company which shall be substituted for S&P, Fitch or Moody’s, or all of them, as the case may be.

“Ratings Decline” means the occurrence of a decrease in the rating of the Notes by two or more of the Rating Agencies (including gradations within the ratings categories, as well as between categories) within 60 days after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Issuer or any parent to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) unless each such Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the request of the Issuer or the Trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Refinance” means, in respect of any Debt, to refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), except for (i) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value) and (ii) any dividend or distribution payable in Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any direct or indirect parent of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any direct or indirect parent of the Company, including the exercise of any option to exchange any Capital Stock (other than, in each case, in exchange for or into Capital Stock of the Company or any direct or indirect parent of the Company that is not Disqualified Stock);

(c) any principal payment on, or purchase, repurchase, redemption, defeasance, acquisition or retirement for value, prior to the date for any scheduled maturity, scheduled repayment or scheduled sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (3) of the definition of “Permitted Debt” in Section 4.04 and (ii) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement in respect of any Subordinated Obligation, in each case in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this subclause (ii) due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person (other than the Company or a Restricted Subsidiary) and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Collateral Documents” means individually and collectively, all security agreements (including Shared Collateral Documents), pledge agreements, collateral assignments, mortgages, charges, deeds of trust, collateral agency agreements, control agreements, consents or direct arrangements or other grants or transfers for security executed and delivered by the Company, the Issuer or any other Grantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Second Lien Secured Parties, and all “Collateral Documents” (and any equivalent term in any other Second Lien Document) and including any Shared Collateral Document.

“Second Lien Debt” means (1) the Notes issued on the Issue Date and guarantees in respect thereof (and including, for the avoidance of doubt, all Note Obligations), (2) any Additional Notes and (3) any other Consolidated Funded Debt (including borrowings under any Second Lien Documents) that is secured by a second-priority Lien on the Collateral and that was permitted to be Incurred and permitted to be so secured under the applicable Secured Debt Documents; provided that, in the case of any Consolidated Funded Debt referred to in clause (3): (i) on or before such Consolidated Funded Debt is Incurred by the Company or any of the Guarantors, such Consolidated Funded Debt is designated by the Company as “Junior Lien Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation (as defined in the Collateral Trust Agreement), and (ii) unless such Consolidated Funded Debt is Incurred under an existing Second Lien Document for any Series of Second Lien Debt whose Second Lien Debt Representative is already party to the Collateral Trust Agreement, the Second Lien Debt Representative for such Consolidated Funded Debt executes and delivers a Collateral Trust Joinder in respect of and in accordance with the Collateral Trust Agreement.

“Second Lien Debt Representative” means, (1) in the case of this Indenture, the Trustee and (2) in the case of any other Series of Second Lien Debt, the trustee, agent or representative of the holders of such Series of Second Lien Debt who maintains the transfer register for such Series of Second Lien Debt or is appointed as a representative for such Second Lien Debt (for purposes related to the administration of the Second Lien Collateral Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Second Lien Debt, and who has executed a Collateral Trust Joinder, together with its successors and assigns in such capacity.

“Second Lien Documents” means the Note Documents and any other indenture, notes, credit agreement or other agreement or instrument pursuant to which any Second Lien Debt is Incurred and the Second Lien Collateral Documents.

“Second Lien Obligations” means, collectively, any Second Lien Debt, including the Notes, and all other Obligations in respect of Second Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing.

“Second Lien Secured Parties” means the holders of any Second Lien Debt, including the Notes Secured Parties, each Second Lien Debt Representative and the Collateral Trustee.

“Secured Debt Documents” means, collectively, the First Lien Documents and the Second Lien Documents.

“Secured Debt Representative” means each First Lien Debt Representative and each Second Lien Debt Representative.

“Secured Obligations” means, collectively, the First Lien Obligations and the Second Lien Obligations.

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Securitization Subsidiary” means a Subsidiary of the Company:

(1)	that is designated a “Securitization Subsidiary” by the officers of the Company,

(2)	that does not engage in any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)	no portion of the Debt or any other obligation, contingent or otherwise, of which:

(A)	is Guaranteed by the Company or any Restricted Subsidiary of the Company,

(B)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or

(C)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4)

with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Senior Secured Credit Facility Obligations” means the Secured Obligations under the Credit Agreement.

“Senior Secured Credit Facility Secured Parties” means, collectively, “Secured Parties” (as defined in the Credit Agreement).

“Series” means (a) with respect to First Lien Debt, the Senior Secured Credit Facility Obligations and each other issue or series of First Lien Debt for which a single transfer register is maintained and (b) with respect to Second Lien Debt, the Notes and each other issue or series of Second Lien Debt for which a single transfer register is maintained.

“Shared Collateral Document” means, a Collateral Document that secures, subject to the preferences between First Lien Secured Parties and Second Lien Secured Parties, all Secured Obligations (including the First Lien Obligations and the Second Lien Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Asset Sale” means any sale of the Non-Core Vessels, whether prior to or after the Issue Date.

“Specified Cash Management Obligations” means Cash Management Obligations between (a) the Company and/or any Subsidiary of the Company, on the one hand, and (b) any Person that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender, on the other hand, at the time such Person enters into such agreement or transaction or with respect to which such agreement existed at the time such Person became a Credit Agreement Lender or an affiliate of a Credit Agreement Lender (in any such case, regardless of whether such Person subsequently ceases to be a Credit Agreement Lender or an affiliate of a Credit Agreement Lender).

“Specified Swap Agreement” means any Swap Agreement that is entered into between (i) the Company and/or any Restricted Subsidiary, on the one hand and (ii) any Person that is a First Lien Secured Party or Affiliate thereof, on the other hand, at the time such Person enters into such Swap Agreement or with respect to which such Swap Agreement existed at the time such Person became a First Lien Secured Party or Affiliate thereof (in any such case, regardless of whether such Person subsequently ceases to be a First Lien Secured Party or Affiliate thereof).

“Specified Swap Agreement Obligations” means any and all obligations of the Company or Subsidiary of the Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Stated Maturity” means, with respect to any security or other debt instrument, the date specified in the security as the fixed date on which the payment of principal of such instrument is due and payable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Jurisdiction” means (a) the United States (or any political subdivision thereof), (b) Bermuda, (c) the United Kingdom, (d) Brazil, (e) Hungary, (f) Panama, (g) Cayman Islands, (h) Norway, (i) the Republic of Marshall Islands and (j) each other jurisdiction where the Issuer or a Guarantor is organized, incorporated or formed and/or has material operations or owns assets, in each case if the Credit Agreement requires that local law security documents or perfection steps be taken in that jurisdiction; provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as the Issuer or one or more Guarantors (a) are organized, incorporated or formed in such jurisdiction and/or have material operations or own assets in such jurisdiction and (b) the Credit Agreement requires such local law security documents or perfection steps be taken due to the materiality of the assets in such jurisdiction.

“Subordinated Obligation” means, with respect to any Person, any Debt of the Issuer or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is either (x) expressly subordinated in right of payment to the Notes or any Note Guaranties or (y) expressed to be junior in ranking or secured by a Lien on the Collateral that ranks junior (pursuant to a written agreement) to the Liens on the Collateral securing the Notes or the Note Guaranties pursuant to a written agreement.

“Subsidiary” means, in respect of any Person (the “parent”), any corporation, company limited by shares, limited liability company, exempted company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than 50% of the total voting power of the Voting Stock having ordinary voting power for the election of the board of directors, managers or similar governing body of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise controlled, by the parent or one or more of its other Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 4.06, a Synthetic Lease Obligation shall be deemed secured by a Lien on the Property being leased and such Property will be deemed to be owned by the lessee.

“Temporary Cash Investments” means any of the following:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,

(b) U.S.-dollar denominated time deposits and certificates of deposit of an Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition,

(c) commercial paper and variable or fixed rate notes, maturing no more than 270 days after the date of acquisition, issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,

(d) repurchase agreements with a term of not more than 30 days entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations,

(e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, maturing not more than one year after the date of acquisition, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“TIA” means the U.S. Trust Indenture Act of 1939 as in effect on the date of this Indenture; provided that if the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company.

“Transactions” means (a) the issuance of the Original Notes, and the application of the net proceeds thereof as described in the Offering Memorandum, (b) the entry into the Credit Agreement and (c) all other transactions related or incidental to, or in connection with, any of the foregoing (including the payment of fees and expenses in connection with each of the foregoing).

“Treasury Rate” means the greater of (a) the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to August 1, 2026; provided, however, that the period from the redemption date to August 1, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used and (b) 0%.

“Trust Officer” means, when used with respect to the Trustee, any officer of the Trustee, including any vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until the Trustee resigns pursuant to Section 7.08 or until a successor replaces it and, thereafter, means the successor.

“Trustee / Collateral Trustee Fee Letter” means that certain fee letter, dated as of the Issue Date, between the Company, the Trustee and the Collateral Trustee.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar” or “$” means the lawful currency of the United States.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such other currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable other currency as published or as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date not more than two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company’s option.

“Vessel” means any (i) any mobile offshore drilling unit, the legs of which can be lowered to the seabed from the hull or platform thereof or (ii) any other drilling rig, drillship, semisubmersible drilling unit, mobile offshore drilling unit or vessel (including jack-up rigs and barge rigs), the primary purpose of which is the exploration and production drilling for crude oil or hydrocarbons.

“Vessel Mortgage” means each mortgage and any other instruments, such as statutory mortgages and deeds, over any Collateral Vessel, each duly registered in the relevant registry in favor of the Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Voting Stock” of any Person means all classes of Capital Stock of that Person then issued and outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Wholly Owned” means, with respect to any Person, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) is at that time owned, directly or indirectly, by such Person and its other Wholly Owned Restricted Subsidiaries.

Section 1.02. Other Definitions.

Term	Defined in Section
Additional Amounts	4.20(a)
Affiliate Transaction	4.09
Agent	2.04
Agreed Guarantee Principles	4.14
Applicable Tax Law	12.17
Authentication Order	2.03(a)
Change of Control Offer	4.12(a)
Change of Control Payment Date	4.12(b)
Change of Control Purchase Price	4.12(a)
Collateral Excess Proceeds	4.07(b)
Collateral Prepayment Offer	4.07(b)
covenant defeasance option	8.01(b)
Declined Excess Proceeds	4.07(b)
Definitive Note	Appendix A
Depositary	Appendix A
DTC	2.04
Event of Default	6.01
Excess Proceeds	4.07(b)
Foreign Disposition	4.07(b)
Global Notes	Appendix A
Indemnified Taxes	4.20(a)
Initial Default	6.04
Initial Lien	4.06
legal defeasance option	8.01(b)
Notes	Recitals hereto
Notes Custodian	Appendix A

Term	Defined in Section
Notice of Default	6.01(j)
Original Notes	Recitals hereto
Paying Agent	2.04
Permitted Debt	4.04(b)
Prepayment Offer	4.07(b)
Proceeds Application Period	4.07(b)
protected purchaser	2.07
Redemption Date	3.03
Registrar	2.04
Related Proceeding	12.09(a)
Reversion Date	4.01(b)
Specified Tax Jurisdiction	4.20(a)
Surviving Person	5.01(a)
Suspended Covenants	4.01(b)
Suspension Period	4.01(b)
Taxes	4.20(a)

Section 1.03. Trust Indenture Act. This Indenture is not qualified under the TIA, and the provisions of the TIA (including “mandatory” provisions thereof) shall not apply to or in any way govern the terms of this Indenture or the Notes or any Note Guaranty, except where specifically made applicable in this Indenture. As a result, no provisions of the TIA (including “mandatory” provisions thereof) are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture. Unless specifically provided in this Indenture, no terms that are defined under the TIA have such meanings for purposes of this Indenture.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” or “include” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP; and

(h) the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock.

Section 1.05. Luxembourg Terms.

In this Indenture and any Note Document, where it relates to a company incorporated, formed or established in Luxembourg or a company having its centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Luxembourg or a Lien governed by Luxembourg law, a reference to:

(a) “winding up,” “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;

(b) an “agent” includes, without limitation, a mandataire;

(c) a “receiver,” “administrative receiver,” “administrator,” “trustee,” “custodian,” “sequestrator,” “conservator” or similar officer like includes,

(1) juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Code of Commerce;

(2) liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

(3) juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

(4) commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Code of Commerce;

(5) juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

(6) any other person performing the same function of each of the foregoing;

(d) a “matured obligation” includes, without limitation, an obligation certaine, liquide et exigible;

(e) a “lien,” “Security,” or a “security interest” includes any hypothèque, nantissement, gage, privilège, transfert de propriété à titre de garantie, droit de rétention, gage sur fonds de commerce and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(f) “creditors process” means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(g) a “guarantee” includes any garantie which is independent from the debt to which it relates, any professional payment guarantee (garantie professsionelle de paiement) within the meaning of the Luxembourg law on professional payment guarantees dated 10 July 2020, and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(h) a person being unable to pay its debts includes that person being in a state of cessation de paiements (cessation de paiement);

(i) a person being “insolvent” includes that person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de credit);

(j) an amalgamation, demerger, merger or corporate reconstruction includes a scission and a fusion, transferts d’actifs, de branche d’activités et d’universalité, transfert du patrimoine professional as well as assimilated transactions as foreseen by the Luxembourg law of 10 August 1915 on commercial companies, as amended;

(k) an “attachment” includes a saisie;

(l) “by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés) or bye-laws;

(m) a “director,” “officer” or “manager” of any company or partnership incorporated or established in Luxembourg or governed by Luxembourg law include its gérant or administrateur and, in case of a partnership, the gérants or administrateur of its associé gérant or general partner;

(n) “shares” includes actions and/or parts sociales;

(o) “gross negligence” means “faute lourde”; and

“willful misconduct” means “dol” or “faute dolosive.”

ARTICLE 2

THE NOTES

Section 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Sections 2.03, 4.04 and 4.06. All Notes shall be identical in all respects other than issue prices, issuance dates and with respect to interest payable on the first interest payment date after issuance.

Subject to Section 2.03, the Trustee shall authenticate the Original Notes for original issue on the Issue Date. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Section 2.07, 2.09 or 3.06 or Appendix A), the Issuer may issue such Notes but only in compliance with Section 2.03.

Section 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the certificate of authentication included therein shall be substantially in the form of Exhibit A. In the case of any conflict between this Indenture and the Notes, the provisions of this Indenture shall control and govern to the extent of such conflict. The Notes may have notations, legends or endorsements required by the Depositary, law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage, if any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are hereby incorporated and expressly made part of this Indenture. The Notes shall be issuable in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Section 2.03. Execution and Authentication. At least one Officer of the Issuer shall sign the Notes for the Issuer electronically.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication. The Trustee will authenticate and deliver:

(a) (i) Original Notes for original issue in the aggregate principal amount not to exceed $500,000,000, and (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer, in each case, after the following conditions have been met:

(A) Receipt by the Trustee of (1) an Officer’s Certificate (which shall include the statement specified in Section 12.04) specifying,

(i) the amount of Notes to be authenticated and the date on which the Notes are to be authenticated,

(ii) in the case of Additional Notes, that the issuance of such Notes does not contravene Section 4.04 and Section 4.06,

(iii) whether the Notes are to be issued as one or more Global Notes or Definitive Notes, and (iv) other information the Issuer may determine to include or the Trustee may reasonably request.

(2) A written order executed by an Officer of the Issuer requesting the Trustee to authenticate Original Notes or Additional Notes, as the case may be (an “Authentication Order”).

(B) In the case of Additional Notes that are not fungible with the Original Notes for U.S. federal income tax purposes, such Additional Notes shall bear a different CUSIP number, and the Trustee shall receive an Opinion of Counsel that conforms with the requirements of Section 12.04 and states that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, are the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to customary enforceability exceptions.

A Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent as described below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Issuer may appoint an Authentication Agent (if not the Trustee) to authenticate any Notes. Any such appointment shall be evidenced by an instrument signed by an Officer of the Company, a copy of which shall be furnished to the Trustee. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authentication Agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes any additional paying agents.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer has entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Registrar, co-registrar, Paying Agent, additional paying agent or custodian (“Agent”) is hereby authorized to act in accordance with such letter and applicable procedures of DTC. None of the Issuer, the Trustee or any Agent shall have responsibility for any actions taken or not taken by the Depositary.

In connection with any proposed transfer outside the book-entry only system, the Issuer, the Holder or DTC shall, to the extent required by applicable tax law, provide or cause to be provided to the Trustee all information that is (i) in their possession, (ii) specifically requested by the Trustee in sufficient detail to permit compliance with such request and (iii) necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, if applicable, any cost basis reporting obligations under Section 6045 of the Code. The Trustee, Paying Agent and Registrar may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The Issuer may enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Subsidiaries may act as a Paying Agent or Registrar.

Initially, GLAS Trust Company LLC will act as Registrar and Paying Agent with regard to the Notes.

Upon resignation or removal of GLAS Trust Company LLC as Trustee pursuant to the Indenture, GLAS Trust Company LLC will also resign as Paying agent and Registrar and the Issuer will appoint a new Paying Agent or Registrar without prior notice to the Holders. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05. Paying Agent to Hold Money in Trust. Before 11:00 a.m., New York City time, on any due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment. If the Company or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon delivering all money held by it to the Trustee in accordance with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest and/or principal payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note (in accordance with the procedures and requirements of Section 2.03 and this Section 2.07), if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer before receiving such notification, (b) makes such request to the Issuer and the Trustee before the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer, Trustee and/or the Authentication Agent, as applicable. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Issuer, the Trustee, the Paying Agent, the Registrar, any co-registrar and the Authentication Agent, as applicable, from any loss or liability which any of them may suffer if a Note is replaced. The Issuer and the Trustee will charge the Holder for their expenses in replacing a Note (including attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies of the Holders with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation, those reductions in interests in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section as not outstanding. Subject to Section 12.05, a Note does not cease to be outstanding because the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receives proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent holds in trust, in accordance with Section 2.05, on a Redemption Date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, at the written request of the Issuer, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, at the written request of the Issuer, shall authenticate (in accordance with the procedures and requirements of Section 2.03) Definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, redemption or payment and such Notes shall promptly be cancelled by the Trustee. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Trustee, upon written request of the Issuer, shall deliver a certificate of cancellation to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture.

Section 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date upon notification to the Trustee and shall promptly deliver to each affected Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12. CUSIP, ISIN or Common Code Numbers. The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided that neither the Issuer nor the Trustee shall have any responsibility for any defect in the “CUSIP,” “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in such numbers.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 5 of the Notes.

The Issuer shall give each notice to the Trustee provided for in this Section 3.01 at least three Business Days before the Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that the conditions precedent to such redemption have been complied with.

In the case of a redemption under paragraph 5(f) of the Notes, the Issuer shall also deliver an Opinion of Counsel to the Trustee which shall state that there a change in law has occurred as a result of which the applicable payor is required to withhold as set forth in such provision. The Trustee will accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent, in which event it will be conclusive and binding on the holders of the Notes.

Section 3.02. Selection of Notes to be Redeemed. If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot; provided that if the Notes are in global form, interests in such Global Notes will be selected for redemption by the applicable Depositary in accordance with its standard procedures therefor. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $200,000. Notes and portions of them that the Trustee selects shall be in amounts of $200,000 or a whole multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer in writing promptly of the Notes or portions of Notes to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued and delivered in the name of the Holder thereof upon cancellation of the original Note.

Section 3.03. Notice of Redemption. Not less than 10 days nor more than 60 days before a date for redemption of Notes pursuant to paragraph 5 of the Notes (such date, a “Redemption Date”), the Issuer shall send, or cause to be sent, a notice of redemption by first-class mail, or in the case of Notes held in book-entry form, by electronic transmission, to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note register, with a copy to the Trustee.

The notice shall identify the Notes to be redeemed (including any CUSIP, Common Code or ISIN numbers, if any) and shall state:

(a) the Redemption Date and the record date;

(b) the calculation, or the method of calculation, of the redemption price and the amount of accrued and unpaid interest, if any, and Additional Amounts, if any, calculated by the Issuer, to be paid;

(c) the name and address of the applicable Paying Agent;

(d) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued and unpaid interest, if any, and Additional Amounts, if any, calculated by the Issuer;

(e) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(g) if the redemption or notice of redemption is conditioned upon one or more conditions precedent, a description of such conditions, and a statement that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the Redemption Date, or by the Redemption Date so delayed and such redemption provisions may be adjusted to comply with the requirements of the applicable Depositary; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

Any notice to Holders of Notes of such a redemption pursuant to paragraph 5 of the Notes shall include the appropriate calculation, or method of calculation, of the redemption price, but is not required to include the redemption price itself. The actual redemption price, calculated as described in paragraph 5 of the Notes, must be set forth in an Officer’s Certificate delivered to the Trustee no later than three Business Days before the Redemption Date. At the Issuer’s written request, the Trustee shall give the notice of the redemption price as provided for in the Officer’s Certificate, in the Issuer’s name and at the Issuer’s expense, one Business Day before the Redemption Date.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, any such request shall be received in writing by the Trustee at least five Business Days before the date on which such notice is to be given unless the Trustee consents to a shorter period. Any such notice may be canceled if written notice from the Issuer of such cancellation is actually received by the Trustee on the Business Day immediately before notice of such redemption being delivered to any Noteholder or otherwise delivered in accordance with the applicable procedures of the Depositary and shall thereby be void and of no effect. The Registrar will not be required register the transfer of or exchange any Note for a period beginning 5 business days before the mailing of a notice of redemption of the Notes to be redeemed or purchased pursuant to an offer to purchase and ending at the close of business on the day such notice of redemption is mailed.

Section 3.04. Effect of Notice of Redemption. Subject to satisfaction of any conditions precedent specified in such notice, once notice of redemption is mailed or otherwise delivered, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05. Deposit of Redemption Price. On or before 11:00 a.m. New York City time on the Redemption Date, the Issuer shall deposit with the applicable Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee, at the written request of the Issuer, shall authenticate (in accordance with the procedures and requirements of Section 2.03) for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) The Notes shall be optionally redeemable as set forth in paragraph 5 of the Notes. Any such redemption shall be made in accordance with the provisions of this Article.

(b) Any redemption or notice of redemption issued pursuant to paragraph 5 of the Notes may, in the Company’s discretion, be subject to one or more conditions precedent.

(c) If the Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date.

ARTICLE 4

COVENANTS

Section 4.01. Covenant Suspension. During any period of time that:

(a) the Notes have Investment Grade Ratings from at least two Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under this Indenture, (i) the Note Guaranties will be automatically and unconditionally released and discharged (to the extent that guarantees by the Guarantors of all other Pari Passu Indebtedness are substantially concurrently released), (ii) the amount of Collateral Excess Proceeds and Excess Proceeds shall be reset at zero, and (iii) the Company and the Restricted Subsidiaries will not be subject to the following provisions of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, clauses (d) and (f) of Section 5.01, Section 5.02(d) and Section 4.14 (collectively, the “Suspended Covenants” and the period of time that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants, the “Suspension Period”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, two or more of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings (the date of such ratings withdrawal or downgrade, the “Reversion Date”), then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after the Reversion Date and, furthermore, for the purpose of compliance with the provisions of Section 4.05 with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made shall be calculated as though Section 4.05 had been in effect prior to, but not during, the Suspension Period, provided that there will not be deemed to have occurred a Default or Event of Default with respect to Section 4.05 during the Suspension Period (or after that time based solely on events that occurred during that time). The Issuer will promptly give the Trustee written notice of any such suspension of covenants. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect.

Solely for the purpose of determining the amount of Permitted Liens under Section 4.06 during any Suspension Period and without limiting the Company’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 4.06 refer to Section 4.04, such calculations shall be made as though Section 4.04 remains in effect during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (10) of the definition of

“Permitted Debt” in Section 4.04. For purposes of determining compliance with Section 4.07 on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with Section 4.07 will be deemed to be reset to zero. On the Reversion Date, for purposes of determining compliance with Section 4.09, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period shall be deemed to have been entered into pursuant to clause (f) of Section 4.09 and for purposes of determining compliance with Section 4.08, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant shall be deemed to have been entered into pursuant to clause (1) of Section 4.08. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Company and any Subsidiary of the Company will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 4.05 and, if not permitted under Section 4.05, such Restricted Payment shall be deemed permitted by clause (c) of the first paragraph of Section 4.05 and shall be deducted for purposes of calculating the amount pursuant to such clause (c) (which may not be less than zero). The Company will give the Trustee written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Section 4.02. Payment of Notes. The Issuer shall pay the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the applicable Paying Agent holds in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest, and Additional Amounts, if any, then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04

Section 4.03. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(a) all quarterly reports that would be required to be filed with the SEC on Form 6-K if the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act or if the Company would be considered a “foreign private issuer” if it would have been at such time subject to Section 13(a) or 15(d) of the Exchange Act (an “FPI”) or, if the Company is not an FPI, on Form 10-Q, containing, whether or not required, the Company’s unaudited quarterly consolidated financial statements (including a balance sheet, statement of operations, changes in shareholders’ equity and cash flow) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations or equivalent disclosure (the “MD&A”) for and as of the end of such fiscal quarter;

(b) an annual report on Form 20-F if the Company is an FPI or, if the Company is not an FPI, on Form 10-K, containing, whether or not required, the Company’s audited consolidated financial statements, a report by the Company’s certified independent accountants and an MD&A for such fiscal year; and

(c) a current report on Form 6-K if the Company is an FPI or, if the Company is not an FPI, a current report on Form 8-K;

provided that the electronic filing of the foregoing reports by the Company on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and any Holder of Notes.

Notwithstanding the foregoing, (a) the above information will not be required to contain (i) the separate financial information for Guarantors as contemplated by Rule 3-10 of Regulation S-X, (ii) any financial statements of unconsolidated subsidiaries or 50% or less owned persons as contemplated by Rule 3-09 of Regulation S-X, (iii) any information contemplated by Rule 3-16 of Regulation S-X, (iv) any schedules required by Regulation S-X, (v) separate financial statements or other information contemplated by Rule 3-05 of Regulation S-X or Article 11 thereof (except that, to the extent that pro forma financial information is required to be provided by the Company, the Company may provide only pro forma revenues, net income, Consolidated EBITDA, senior secured debt, total debt and capital expenditures (or equivalent financial information) in lieu thereof), (vi) any certifications or other documents required by Sections 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 or Items 307 or 308 of Regulation S-K or (vii) in each such case, any successor provisions and (b) such information shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein.

At any time that any of the Company’s subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Company, then the quarterly and annual financial information required by the first paragraph of this “Reports” covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

So long as any Notes are outstanding (unless restricted by law, including in connection with any proposed securities offering), the Company will also:

(1) not later than 15 Business Days after filing or furnishing a copy of each, use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls after the furnishing of the reports referred to in clause (1) of the first paragraph of this “Reports” covenant with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of the Company or any of its Subsidiaries or any parent company of the Company); and

(2) issue a press release or otherwise publicly announce no fewer than two Business Days prior to the date of any conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall (i) maintain a public website on which the reports required by this Section are posted along with details regarding the times and dates of conference calls required above and information on how to obtain access to such conference calls, or (ii) file such reports electronically with the SEC through EDGAR (or any successor system).

In addition, the Company agrees that, if at any time the Company is not required to file with the SEC the reports required by the preceding paragraphs pursuant to the rules and regulations promulgated by the SEC, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are subject to resale restrictions under Rule 144 under the Securities Act.

Any and all Defaults arising from a failure to furnish in a timely manner any information or notice required by this Section shall be deemed cured (and the Company shall be deemed to be in compliance with this Section) upon furnishing such information or notice as contemplated by this Section (but without regard to the date on which such information or notice is so furnished).

To the extent any information is not provided within the time periods specified in this Section and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Delivery of such reports, information, and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Company’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee and the Collateral Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.04. Limitation on Debt and Issuance of Preferred Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or in directly, any Debt, and the Company will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that are not a Guarantor to issue any shares of Preferred Stock, unless, after giving effect to the application of the proceeds thereof, either:

(a) the Debt, Disqualified Stock or Preferred Stock is Debt, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary and after giving effect to the Incurrence or issuance thereof and the application of the proceeds thereof on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00, provided that the aggregate principal amount of Debt, Disqualified Stock or Preferred Stock permitted to be Incurred or issued pursuant to this clause (a) by Restricted Subsidiaries that are not the Guarantors may not, together with the aggregate principal amount of Debt Incurred and Disqualified Stock or Preferred Stock issued under clauses (11) and (20) of the definition of “Permitted Debt” in this Section in respect thereof outstanding at any time, exceed an aggregate amount equal to the greater of (x) $150,000,000 or (y) 3.75% of Total Assets (measured at the time of Incurrence) of non-Guarantor Subsidiaries on a combined basis, or

(b) the Debt is Permitted Debt.

“Permitted Debt” means:

(1) Debt evidenced by the Notes (but not any Additional Notes) and the Note Guaranties (but not any Note Guaranties with respect to Additional Notes) thereof issued on the Issue Date;

(2) Debt Incurred by the Issuer or a Guarantor pursuant to the Credit Facilities up to an aggregate outstanding principal amount not to exceed (1) the greater of (A) $375,000,000 and (B) 15% of Total Assets (measured at the time of Incurrence or issuance), minus (2) the aggregate amount outstanding at such time under Permitted Receivables Financings Incurred pursuant to clause (21)(i) of the definition of “Permitted Debt”;

(3) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in the Company or any Subsidiary ceasing to be a Subsidiary or any subsequent transfer of that Debt (except to the Company or a Subsidiary, whether directly or pursuant to one or more back-to-back transfers) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, (2) if the Issuer or a Guarantor is the obligor on that Debt and the Debt is owed to a Subsidiary that is not a Guarantor, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the applicable Note Guaranty and (3) if such Debt is owed to an Unrestricted Subsidiary, at the time of Incurrence no Default or Event of Default has occurred and is continuing (or would result therefrom) and such Debt was Incurred in the ordinary course of business and consistent with past practice (e.g., cash pooling) of the Company or the applicable Restricted Subsidiary;

(4) Debt, Disqualified Stock and Preferred Stock (A) of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary or (B) of the Company or a Guarantor Incurred or issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt or the issuance of that Disqualified Stock or Preferred Stock and on a pro forma basis, (i) with respect to Debt, Disqualified Stock and Preferred Stock Incurred or issued pursuant to sub-clause (2)(d)(A) or (2)(d)(B) above, the Company would have been able to Incur $1.00 of additional Debt pursuant to Section 4.04(a) or (ii) with respect to Debt, Disqualified Stock and Preferred Stock Incurred or issued pursuant to sub-clause (2)(d)(A), the Consolidated Fixed Charge Coverage Ratio is at least equal to such ratio immediately prior to such transaction;

(5) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this Section;

(6) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(7) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(8) Debt (including Bi-Lateral Letter of Credit Obligations) in connection with one or more standby letters of credit, bank guarantees or performance or surety bonds or completion guarantees issued by or for the account of the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(9) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(10) Debt of the Company and its Restricted Subsidiaries outstanding on the Issue Date, in each case not otherwise described in clauses (1) or (2) above that is existing or Incurred on the Issue Date;

(11) Debt, Disqualified Stock and Preferred Stock of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $150,000,000 or (y) 4.0% of Total Assets (measured at the time of Incurrence or issuance);

(12) Debt of the Company or a Restricted Subsidiary Incurred, or Disqualified Stock or Preferred Stock issued, in respect of Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt, and Sale and Leaseback Transactions, provided that the principal amount of any Debt, Disqualified Stock or Preferred Stock Incurred or issued pursuant to this clause outstanding at any one time may not exceed the greater of (x) $75,000,000 or (y) 2.0% of Total Assets (measured at the time of Incurrence);

(13) Debt of the Company or a Restricted Subsidiary consisting of Guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause or paragraph of this Section; provided that if the Debt being guaranteed is subordinated to the Notes or Note Guaranty, then the guarantee must be subordinated to the Notes or Note Guaranty to the same extent as the Debt guaranteed;

(14) Debt, Disqualified Stock and Preferred Stock of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $75,000,000 or (y) 2.0% of Total Assets (measured at the time of Incurrence or issuance);

(15) Debt under Hedging Obligations that are Incurred in the ordinary course of business (and, in each case, not for speculative purposes);

(16) Debt Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property or casualty or liability insurance, self-insurance obligations, bids, trade contracts, statutory obligations, customs, importation or performance, bid surety, appeal and similar bonds and completion or performance of guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(17) (a) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished, refinanced or otherwise covered within 30 Business Days of Incurrence or (b) Debt owed on a short-term basis of no longer than 30 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries;

(18) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (18);

(19) Debt to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in each case in accordance with the requirements of this Indenture;

(20) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Sections 4.04(a), and clauses (1), (4), (10) and (20) of the definition of “Permitted Debt”;

(21) (i) Debt under any Permitted Receivables Financing outstanding on or Incurred after the Issue Date and (ii) to the extent constituting Debt, obligations under one or more Permitted Supply Chain Financings;

(22) Incurrence by the Company or any Restricted Subsidiary of Limited Recourse Debt, which may be secured but only pursuant to clause (jj) of the definition of “Permitted Liens”; in each case for the purpose of financing a portion of the purchase price and costs and expenses in connection therewith of one or more Vessels in a single transaction or series of related transactions, so long as the principal amount of the Debt (including the Limited Recourse Debt) Incurred in such transaction or series of related transactions pursuant to this clause (22) is not more than 85% of the purchase price for such acquired Vessel, and Permitted Refinancing Debt in respect thereof;

(23) Debt Incurred in the ordinary course of business to finance take-or-pay obligations contained in supply arrangements or to the extent constituting Debt, prepayments for property or services under any Drilling Contract in the ordinary course of business;

(24) Debt Incurred or Disqualified Stock or Preferred Stock issued by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture; and

(25) Cash Management Obligations and obligations in respect of any agreement providing for credit cards or purchase cards.

For purposes of determining compliance with any restriction on the Incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of such determination. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced will be the U.S. Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this Section, for purposes of determining compliance with this Section, increases in Debt solely due to fluctuations in the exchange rate of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (1) through (25) of the definition of “Permitted Debt”.

For purposes of determining compliance with this Section:

(A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B) the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above; provided that all Debt Incurred under the Credit Agreement on the Issue Date shall be deemed to have been Incurred under clause (2) of the definition of “Permitted Debt” and may not be reclassified.

Debt permitted by this Section need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section permitting such Debt.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

Section 4.05. Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment unless at the time of, and after giving effect to, the proposed Restricted Payment,

(a) no Default or Event of Default shall have occurred and be continuing,

(b) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, after giving effect, on a pro forma basis, to such Restricted Payment; and

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date (and not returned or rescinded), other than Restricted Payments made pursuant to clauses (b) through (o) (other than clause (m)) below (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value), would not exceed an amount equal to the sum of (without duplication):

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2023 to and including the end of the most recent fiscal quarter ending before the date of such Restricted Payment and for which consolidated financial statements are internally available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds or any contribution to the Company’s equity capital received after the Issue Date, plus

(3) the sum of:

(A) 100% of the aggregate Net Cash Proceeds and the fair market value of property or marketable securities received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends or distributions, Repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or all of the assets of such Unrestricted Subsidiary are transferred to the Company or a Restricted Subsidiary, or the Unrestricted Subsidiary is merged, amalgamated or consolidated into the Company or a Restricted Subsidiary, 100% of such amount received in cash and the Fair Market Value of any property or marketable securities received by the Company or any Restricted Subsidiary in respect of such redesignation, merger, amalgamation, consolidation or transfer of assets (provided that such designation occurs after the Issue Date);

plus

(5) 100% of any dividends or distributions received directly or indirectly by the Issuer or a Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income (other than to the extent such distribution represents a return of capital and the Investment in such Unrestricted Subsidiary was made by the Restricted Subsidiary pursuant to clause (j) of this Section or to the extent such Investment constituted a Permitted Investment).

Notwithstanding the foregoing limitation, the Company may:

(a) declare or pay dividends on its Capital Stock or distributions, or the consummation of any repurchase or redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption or repurchase notice, as the case may be, if, on said date of declaration or redemption or repurchase notice, such dividends, distributions, repurchase or redemption, as the case may be, could have been paid in compliance with this Indenture;

(b) make Restricted Payments subsequent to the Issue Date in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees) or any contributions to the equity capital of the Company; provided, however, that the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, or otherwise acquire or retire for value any Subordinated Obligations or Disqualified Stock in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt (in the case of Subordinated Obligations only) or Disqualified Stock;

(d) declare and pay dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, issued pursuant to and in compliance with Section 4.04;

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f) make cash payments in lieu of the issuance of fractional shares;

(g) make repurchases of shares of Capital Stock of the Company deemed to occur (i) upon the exercise of options to purchase shares of Capital Stock of the Company, warrants, other rights to acquire Capital Stock if such shares of Capital Stock of the Company represent a portion of the exercise price of such options, warrants or other rights and (ii) in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(h) repurchase shares of, or options to purchase shares of, the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed (A) the greater of (x) $25,000,000 or (y) 0.75% of Total Assets (measured at the time of such payment) in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years) plus (B) the amount of any Net Cash Proceeds received by or contributed to the Company or its Subsidiaries since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock) from the issuance of sale of Capital Stock to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (h) plus (C) the net cash proceeds of any “key-person” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (h);

(i) purchase, defease or otherwise acquire or retire for value any Subordinated Obligation upon a Change of Control Triggering Event of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase Notes required under Section 4.07 or Section 4.12 and has repurchased all Notes validly tendered and now withdrawn in connection with such offer to purchase Notes pursuant to Section 4.07 or Section 4.12;

(j) so long as no Event of Default has occurred or is continuing (or would result therefrom), make other Restricted Payments not to exceed the greater of (x) $100,000,000 or (y) 2.5% of Total Assets in the aggregate (measured at the time of such payment);

(k) so long as no Event of Default has occurred or is continuing (or would result therefrom), purchase, repurchase or otherwise retire Capital Stock not to exceed the greater of (x) $50,000,000 or (y) 1.25% of Total Assets (measured at the time of such payment);

(l) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.04 and constitutes Permitted Refinancing Debt;

(m) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, make other Restricted Payments if, immediately after giving pro forma effect to such Restricted Payment (including the Incurrence of any Debt to finance such payment), the Consolidated Net Leverage Ratio would not be greater than 1.25 to 1.00;

(n) make payments or distributions to dissenting shareholders (a) pursuant to applicable law or (b) in connection with a consolidation, merger, amalgamation or transfer of assets in connection with a transaction that is not prohibited by this Indenture; and

(o) Restricted Payments in an aggregate amount not to exceed 100% of the Net Cash Proceeds of Specified Asset Sales that were actually received by the Company or any of the Restricted Subsidiaries (whether such Specified Asset Sale was completed before or after the Issue Date).

For purposes of determining compliance with this Section, in the event that any Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.05(c)(1) or (2) or preceding clauses (a) through (o) above and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will, in its sole discretion, be entitled to divide or classify (or later divide, classify or reclassify), in whole or in part, such Restricted Payment or Investment (or any portion thereof) among Section 4.05(c)(1) and (2) and/or such clauses (a) through (o) (other than clause (m)) and/or one or more clauses contained in the definition of “Permitted Investment” (other than clauses (s) and (v) of such definition) in a manner that otherwise complies with this Section.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in another currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, nothing in this Section shall prohibit any payments permitted by and made in accordance with the terms of the Collateral Trust Agreement.

Section 4.06. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (each, an “Initial Lien”) that secures obligations under any Debt or any related Guarantee upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom unless (a) in the case of Liens on the Collateral, such Initial Lien is a Permitted Lien; or (b) in the case of any Initial Lien on any Property that is not Collateral, either (x) the Notes (or a Note Guaranty in the case of Initial Liens on Property of a Guarantor) will be secured by that Initial Lien equally and ratably with (or prior to, in the case of an Initial Lien that secures any Subordinated Obligation) all other Debt of the Company or any Restricted Subsidiary secured by such Initial Lien for so long as such Debt is so secured or (y) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (a) and (b) above.

Section 4.07. Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Company or such Restricted Subsidiary receives consideration (measured either, at the option of the Company, at the time of the Asset Sale or as of the date of the definitive agreement with respect to such Asset Sale) at least equal to the Fair Market Value of the Property subject to that Asset Sale; and

(2) at least 75% of the aggregate consideration the Company or the Restricted Subsidiary receives in connection with the Asset Sale consists of

(i) cash (including any net cash proceeds that are reasonably expected by the Company acting in good faith to be received from the conversion, within 180 days of such Asset Sale, of securities, notes or other obligations received in consideration of such Asset Sale);

(ii) Cash Equivalents;

(iii) the assumption by the purchaser of (x) any liabilities of the Company or its Restricted Subsidiaries recorded on the Company’s consolidated balance sheet or the notes thereto (or, if Incurred since the date of the latest balance sheet, that would be recorded on the next balance sheet) (other than Subordinated Obligations), as a result of which neither the Company nor any of the Restricted Subsidiaries remains obligated in respect of such liabilities or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Company and each Restricted Subsidiary are released from any Guarantee of such Debt as a result of such Asset Sale;

(iv) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(v) Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash;

(vi) the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or Cash Equivalents or assumed liabilities shall also be considered satisfied if the cash or Cash Equivalents received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis;

(vii) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in connection with the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received in respect of Asset Sales, that at that time outstanding does not exceed the greater of (x) $75,000,000 or (y) 2.0% of Total Assets shall be considered to be cash (with the fair market value of each issue of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(viii) a combination of the consideration specified in clauses (i) through (vii) of this clause (2).

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(1) to the extent such Net Available Cash are from an Asset Sale of Collateral, (w) to reduce, prepay, repay or purchase any First Lien Obligations, including Debt under the Credit Agreement, (x) to reduce, prepay, repay or purchase any Second Lien Obligations other than Note Obligations; provided that the Company shall so reduce, repay or repurchase such Second Lien Obligations, the Company shall ratably offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Prepayment Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions (but only to the extent such privately negotiated purchases are at or above 100% of the principal amount of the Notes so purchased), or (y) to make an offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Prepayment Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions (but only to the extent such privately negotiated purchases are at or above 100% of the principal amount of the Notes so purchased) (in each case, other than Debt owed to the Company or any Affiliate of the Company); provided, however, that in connection with any reduction, prepayment, repayment or purchase of Debt pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Debt and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(2) to the extent such Net Available Cash is from an Asset Sale that does not constitute Collateral, (w) to reduce, prepay, repay or purchase any Debt secured by a Lien on such asset, (x) to reduce, prepay, repay or purchase other senior Debt; provided that the Company shall ratably offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Prepayment Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions (but only to the extent such privately negotiated purchases are at or above 100% of the principal amount of the Notes so purchased), (y) to make an offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Prepayment Offer), redeem Notes as described in Section 3.07, or purchase Notes through open-market purchases or in privately negotiated transactions (but only to the extent such privately negotiated purchases are at or above 100% of the principal amount of the Notes so purchased), or (z) to reduce, prepay, repay or purchase any Debt of a non-Guarantor (in each case, other than Debt owed to the Company or an Affiliate of the Company); provided, however, that in connection with any reduction, prepayment, repayment or purchase of Debt pursuant to this clause (2), the Company or such Restricted Subsidiary will retire such Debt and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(3) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that Additional Assets acquired with the Net Available Cash of a disposition of Collateral shall be pledged as Collateral; or

(4) to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that the Company and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (3) or (4) above if and to the extent that, within 365 days after the Asset Sale that generated the Net Available Cash, the Company or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (3) or (4) above, and that investment is thereafter completed within 180 days after the end of such 365-day period (such 365-day period, as extended pursuant to this paragraph, the “Proceeds Application Period”). Pending the final application of any such amount of Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce Debt under a revolving credit facility, if any, or otherwise invest or utilize such Net Available Cash in any manner not prohibited by this Indenture and the Note Documents.

When the aggregate amount of Net Available Cash from all Asset Sales of Collateral not applied in accordance with the preceding paragraph within the Proceeds Application Period and not previously subject to a Collateral Prepayment Offer (as defined below) exceeds $25,000,000 (such excess amount, the “Collateral Excess Proceeds”), the Company will be required to make an offer to purchase (the “Collateral Prepayment Offer”) the Notes and, if required by the terms of any Pari Passu Indebtedness secured by a Lien permitted under this Indenture on the Collateral (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Collateral Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Debt was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Debt), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, validly tendered or otherwise surrendered in connection with a Collateral Prepayment Offer made with Collateral Excess Proceeds is less than the amount offered in a Collateral Prepayment Offer, the Company and the Restricted Subsidiaries may use any remaining Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness, validly tendered pursuant to any Collateral Prepayment Offer exceeds the amount of Collateral Excess Proceeds, the Company shall allocate the Collateral Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Collateral Prepayment Offer in accordance with the foregoing provisions, the amount of Collateral Excess Proceeds shall be reset at zero.

With respect to any Asset Sale that does not constitute Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Sale, when the aggregate amount of Net Available Cash from all such Asset Sales not applied in accordance with this Section within the Proceeds Application Period and not previously subject to a Prepayment Offer (as defined below) exceeds $25,000,000 (such excess amount, “Excess Proceeds”), the Company shall make an offer to purchase (the “Prepayment Offer”) the Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Debt was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Debt), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with a Prepayment Offer made with Excess Proceeds is less than the amount offered in a Prepayment Offer, the Company and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness, as the case may be, validly tendered pursuant to any Prepayment Offer exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes, Pari Passu Indebtedness and other Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Prepayment Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reset at zero.

Not later than 10 Business Days after the Company is obligated to make a Collateral Prepayment Offer or a Prepayment Offer as described in the preceding paragraphs, the Company shall send, or cause to be sent, a written notice by first-class mail (or electronic transmission in the case of notes held in book-entry form) to the Holders of Notes with a copy to the Trustee, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the Holders to make an informed decision with respect to that Collateral Prepayment Offer or Prepayment Offer, as applicable. The notice shall state, among other things, the purchase price and the purchase date which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 20 days and no later than 60 days from the date the notice is delivered.

On or before the applicable purchase date, the Company shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) cash in an amount equal to the applicable purchase price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section. On such purchase date, the Company shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment. The Trustee or the Paying Agent shall, on such purchase date, mail or, in the case of Global Notes, deliver payment to each tendering Holder of such purchase price. In the event that the aggregate purchase price is less than the amount delivered by the Company to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuer immediately after such payment date.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.

Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividend or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

(b) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of (including the application of standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Debt Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

(c) sell, lease or transfer any of its Property to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The foregoing limitations will not apply to:

(1) any encumbrance or restrictions in effect or entered into on the Issue Date, including but not limited to the Credit Agreement, this Indenture, the Notes and the Note Guaranties;

(2) any encumbrance or restrictions relating to any agreements or instruments of a Person existing at the time it became a Restricted Subsidiary or to any agreements or instruments relating to any Property at the time acquired by the Company or any Restricted Subsidiary, in each case as if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or such Property was acquired by the Company or a Restricted Subsidiary;

(3) any encumbrance or restrictions that result from any amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing of Debt or other agreement or instrument referred to in this Section, if the encumbrance or restriction contained in such amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing is not materially more restrictive (as determined in good faith by the Company), taken as a whole, than the encumbrances or restrictions of the same type contained in the agreements or instruments referred to in this Section, as applicable;

(4) encumbrances or restrictions resulting from the Incurrence of any Permitted Debt defined in Section 4.04, if the encumbrance or restriction (i) is no less favorable to the Holders of Notes in any material respect (as determined in good faith by the Company’s Board of Directors) than the restrictions of the same type contained in this Indenture and (ii) is customary for instruments of such type in the market at such time and will not materially adversely impact the ability of the Company to make required payments of principal, interest or premium or Additional Amounts, if any, on the Notes;

(5) encumbrances or restrictions existing by reason of applicable law, rule, regulation or order;

(6) with respect to Section 4.08(c) above only, encumbrances or restrictions relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the Property securing that Debt;

(7) encumbrances or restrictions encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition;

(8) any encumbrances or restrictions resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder;

(9) any encumbrance or restrictions which are customary encumbrances or restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale;

(10) any encumbrance or restrictions existing pursuant to any Debt Incurred by a Foreign Subsidiary, which encumbrances or restrictions are customary for a financing of such type, and which are otherwise permitted under this Indenture, provided, however, that the Company’s Board of Directors determines in good faith that such encumbrances or restrictions are not reasonably likely to impair the Company’s ability to make principal and interest payments on the Notes;

(11) any encumbrances or restrictions existing by reason of the Note Documents;

(12) any encumbrance or restrictions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13) any encumbrance or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) in the case of the provision described in Section 4.08(c) of this Section, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(15) encumbrances or restrictions contained in Hedging Obligations;

(16) encumbrances or restrictions constituting customary restrictions with respect to a Securitization Subsidiary, pursuant to the terms of a Permitted Receivables Financing or Permitted Supply Chain Financing;

(17) with respect to Section 4.08(c) above only, encumbrances or restrictions on property under a charter, lease, sub-lease or other agreement (including any Drilling Contracts, charterparty agreements, rig operating, service or management agreements or pool agreements) that has been entered into in the ordinary course for the employment, charter or other hire of such property;

(18) with respect to Section 4.08(c) above only, encumbrances or restrictions resulting from (i) any Drilling Contracts with respect to any Vessels; provided that such encumbrance or restriction only extends to the Vessel or other such asset (other than cash or Cash Equivalents) subject to such Drilling Contract or (ii) any joint venture agreement or similar arrangement with respect to any joint venture that imposes encumbrances or restrictions on the transfer or assignment of the Capital Stock in such joint venture or Property of such joint venture;

(19) encumbrances or restrictions on cash or other deposits or net worth imposed by customers, suppliers or vendors pursuant to contracts entered into in the ordinary course of business; and

(20) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments.”

Section 4.09. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or conduct any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (any such transaction or series of related transactions being an “Affiliate Transaction”) involving payments in excess of $25,000,000, unless:

(a) the terms of such Affiliate Transaction are not materially less favorable to the Company or that Restricted Subsidiary, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view (in each case, as determined in good faith by the Company), and

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $50,000,000, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and in its good faith judgment determines that the Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to Section 4.05 or any Permitted Investment;

(c) any employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Company or a Restricted Subsidiary with a current or former director, officer or employee of the Company or a Restricted Subsidiary and payments related thereto, in each case in the ordinary course of business or that is otherwise customary; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Company or a Restricted Subsidiary approved by the Board of Directors of the Company;

(d) (i) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (ii) loans and advances to employees made in the ordinary course of business in compliance with applicable laws;

(e) any issuance, transfer or sale of Capital Stock (other than Disqualified Stock) of the Company;

(f) any agreement as in effect on the Issue Date, or any amendment, modification, supplement, extension or renewal thereto (so long as such amendment, modification, supplement, extension or renewal is not materially adverse to the interests of the Holders of the Notes when taken as a whole as compared to the original Affiliate Transaction, as determined in good faith by the Company) or any transaction or payments contemplated thereby;

(g) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the good faith determination of the Company, than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation or consolidation;

(h) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the good faith determination of the Company, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view (in each case, as determined in good faith by the Company);

(i) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(j) the Transactions and the payment of all fees and expenses related to the Transactions;

(k) any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business or for legitimate business purposes (including pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services and any transactions with joint ventures for the purchase or sale of goods, equipment or services in the ordinary course of business so long as the Company determines in good faith that any such agreement or transaction is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction;

(l) pledges of equity interests of Unrestricted Subsidiaries;

(m) transactions entered into as part of a Permitted Receivables Financing on customary terms (as determined by the Company’s Board of Directors); and

(n) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Company and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; provided that neither the Company nor any Restricted Subsidiary may make such intercompany transactions if such transaction would constitute a Restricted Payment (other than any Restricted Payment permitted to be made pursuant to Section 4.05).

Section 4.10. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation, consolidation or other business combination transaction, or Investment therein, but excluding the Issuer, Seadrill Investment Holding Company Limited and Seadrill Rig Holding Company Limited) to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt (other than intercompany Debt incurred in the ordinary course of business and consistent with past practice) of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary,

(b) immediately before and immediately after such designation, no Event of Default shall have occurred and be continuing, and

(c) the designation would be permitted under Section 4.05.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect on a pro forma basis to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a resolution of the Board of Directors of the Company giving effect to the designation or redesignation and an Officer’s Certificate that certifies that the designation or redesignation complies with the foregoing provisions and gives the effective date of the designation or redesignation.

Section 4.11. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or that Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to Section 4.04, and

(2) create a Lien on the Property securing that Attributable Debt without also securing the Notes pursuant to Section 4.06, and

(b) the Sale and Leaseback Transaction is effected in compliance with Section 4.07 after treating all the cash or Cash Equivalents received in such Sale and Leaseback Transaction as Net Available Cash under such covenant.

Section 4.12. Repurchase of Notes Upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described in this Indenture, each Holder of Notes will have the right to require the Issuer to repurchase all or any part of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any; provided, however, that the Issuer shall not be obliged to repurchase Notes in the event and to the extent that (i) it has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 and all conditions to such redemption have been satisfied or waived or (ii) a third party makes a Change of Control Offer.

(b) Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, before any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer shall send or cause to be sent by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Note register, a notice stating: (1) that a Change of Control Triggering Event has occurred or, if the notice is sent before the occurrence of a Change of Control Triggering Event, may occur and a Change of Control Offer is being made pursuant to this Section and that all Notes validly tendered and not withdrawn will be accepted for repurchase; (2) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control Triggering Event; (3) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”); (4) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and (5) if such notice is sent before the occurrence of a Change of Control Triggering Event, that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and describing each such condition, and, if applicable, that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (but not more than 60 days after the notice is sent) as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that any or all such conditions shall not have been satisfied by the relevant payment date.

(c) On or before the Change of Control Payment Date, the Issuer shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) cash in an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section. On the Change of Control Payment Date, the Issuer shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or, in the case of Global Notes, deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuer to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuer promptly after the Change of Control Payment Date.

(d) The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture to redeem all of the Notes pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(e) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such compliance.

Section 4.13. Further Instruments and Acts. Upon the written request of the Trustee and at the sole cost of the Issuer, the Issuer shall execute or cause to be executed and deliver or cause to be delivered such further instruments (including Officer’s Certificates and Opinions of Counsel) and do such further acts as (i) may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture, or (ii) as shall be expressly required under the terms of this Indenture.

Section 4.14. Additional Note Guaranties. After the Issue Date, if any Restricted Subsidiary of the Company guarantees any Debt of the Issuer or any Guarantor under any Credit Facility (including the Credit Agreement or any other syndicated credit facility) or capital markets debt in an aggregate principal amount in excess of $35,000,000, such Restricted Subsidiary shall within 30 days execute and deliver a supplemental indenture to this Indenture providing for a Note Guaranty by such Restricted Subsidiary in the form of Exhibit B hereto (as may be modified pursuant to the Agreed Guarantee Principles); provided that this Section shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Each Note Guaranty shall be released in accordance with the provisions of Section 10.09. Notwithstanding anything to the contrary in this Indenture, any Note Guaranty issued by any Foreign Subsidiary may be modified as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations and to recognize certain defenses generally available to guarantors such as general statutory limitations, fraudulent conveyance or transfer, voidable preference, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Company in its good faith discretion.

Section 4.15. Collateral.

(a) Subject to the Agreed Security Principles, within no later than 90 days (or such later date permitted by the First Lien Debt Representative with respect to the Liens securing the Obligations under the Credit Agreement) from (excluding) the Issue Date and substantially simultaneously with securing the Obligations under the Credit Agreement, the Company will, or will cause its relevant Restricted Subsidiaries to, execute and deliver to the Collateral Trustee the Second Lien Collateral Documents relating to the Post-Issue Date Collateral and grant Liens over the Post-Issue Date Collateral set forth in this Indenture to secure the Notes

(b) On or following the Issue Date, if property is acquired by the Company or a Restricted Subsidiary (including property of a Person that becomes a new Restricted Subsidiary) and secures any First Lien Obligations that is not automatically subject to a perfected security interest under the Collateral Documents, then the Company or such Restricted Subsidiary will as promptly as reasonably practicable, but in any event no later than 60 days after the date on which a perfected security interest on such property secures any First Lien Obligations, provide a second Lien security interest over such property in favor of the Collateral Trustee and execute and deliver such security instruments, financing statements, mortgages, charges and deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form (as determined by the Company in good faith) delivered on the Issue Date or the date first delivered, as applicable (but no greater scope))), with such adjustments as the Company may determine in good faith are appropriate to reflect applicable law, the Agreed Security Principles and the terms or requirements of the Credit Agreement or the First Lien Collateral Documents, as may be necessary to vest in the Collateral Trustee a perfected second-priority security interest (subject to Liens permitted by Section 4.06 and Permitted Liens) in such property, including delivering all such documents and taking all such actions in order to satisfy the Collateral Vessel Requirement; provided that for as long as the Senior Secured Credit Facility Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect liens or otherwise satisfy the Collateral Vessel Requirements unless such actions are required with respect to the Credit Agreement.

(c) To the extent that any instrument or deliverable under the Collateral Documents relating to the Notes is not delivered on or before the Issue Date with respect to the Collateral in existence on the Issue Date, the Issuer will, and will cause the Guarantors to, deliver such instruments and deliverables within 90 days following the Issue Date or such longer period of time granted to perfect the corresponding liens securing the Senior Secured Credit Facility Obligations, in each case, as required by and in accordance with the terms of the Note Documents.

Section 4.16. Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time), provided that the Company is not required to maintain or preserve the existence of any Restricted Subsidiary if the maintenance or preservation thereof, in the judgment of the Company, is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that this Section does not prohibit or restrict any transaction otherwise permitted by Section 4.07 or Article 5.

Section 4.17. Payment of Taxes and other Claims. The Company will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge, before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Restricted Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.18. Maintenance of Properties. The Company will, and will cause each Restricted Subsidiary to, cause all material properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in the condition, repair and working order as in the judgment of the Company may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly conducted at all times; provided that the Company or any Restricted Subsidiary need not comply with this Section with respect to any of its properties if the Company in good faith determines that such non-compliance is desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

Section 4.19. Annual Officer’s Certificate as to Compliance. Within 120 days after the end of its fiscal year, the Issuer shall deliver to the Trustee a certificate (which need not comply with Section 12.04) executed by the principal executive officer, principal financial officer or principal accounting officer of the Company as to such officer’s knowledge of the Issuer’s compliance with all conditions and covenants under this Indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture.

Section 4.20. Limitation on Accounts Receivables Facilities. The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Subsidiary or an unaffiliated third party in connection with a Permitted Supply Chain Financing; provided that (i) the sale, transfer or other disposition is in connection with a Permitted Receivables Financing or Permitted Supply Chain Financing, as applicable; and (ii) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the Fair Market Value of the receivables sold.

Section 4.21. Additional Amounts. (a) All payments made by or on behalf of the Issuer or any Guarantor under or with respect to the Notes or the Note Guaranties will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, additions to tax, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor (including any successor entity) is incorporated, organized, carrying on a business through a branch, agency or permanent establishment or is treated as resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including any successor entity) under or with respect to the Notes or Note Guaranties or any political subdivision thereof or therein (each a “Specified Tax Jurisdiction” and such Taxes, “Indemnified Taxes”), will at any time be required to be made from any payments made under or with respect to the Notes or the Note Guaranties, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments after such withholding or deduction (including any withholding or deduction from Additional Amounts) will not be less than the amount that would have been received if such Indemnified Taxes had not been withheld or deducted.

Indemnified Taxes do not include:

(1) any Taxes to the extent such Taxes would not have been so imposed but for the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) having any present or former connection with the Specified Tax Jurisdiction, including such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business therein or having, or having had, a permanent establishment therein (other than the mere acquisition, ownership, holding, or enforcement of, or the exercise of rights or receipt of payment in respect of the Notes or the Note Guaranties);

(2) any estate, inheritance, gift, sales, transfer, personal property Tax or similar Taxes;

(3) any Taxes to the extent such Taxes are imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company or the relevant Guarantor, as applicable, any form or document that such Holder or beneficial owner legally can complete, execute, and deliver, that may be required by law (or by reason of administration of such law) or tax treaty and that is reasonably requested from the Holder to be delivered to the Company or the relevant Guarantor in order to enable the Company or the relevant Guarantor to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company or the relevant Guarantor;

(4) any Taxes to the extent such Taxes would not have been so imposed but for the Holder having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(5) any Taxes to the extent such Taxes are payable other than by deduction or withholding at source;

(6) any Taxes imposed pursuant to sections 1471 through 1474 of the Code, any regulations thereunder or official interpretations thereof, any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), or any agreement entered into pursuant to section 1471(b)(1) of the Code; and

(7) any combination of items (1) through (6) above.

(b) Neither the Issuer nor the relevant Guarantor will pay any Additional Amounts to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the Notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the Notes to the sole beneficial owner.

(c) For avoidance of doubt, any reference in this Indenture to the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Note Guaranties, will be deemed to include payment of Additional Amounts as described above to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. For the further avoidance of doubt, with respect to Notes represented by a global note, a Holder with respect to Additional Amounts shall be deemed to include a Holder representing the interests of a beneficial owner of the Notes or acting on behalf of a beneficial owner of the Notes.

(d) The Issuer or the relevant Guarantor, as applicable, will also pay any present or future stamp, issue, registration, value added, stamp duty, court or documentary taxes or any other excise or property taxes, charges or similar levies (including penalties, additional amounts, interest and any other liabilities and reasonable expenses related thereto) that arise in any jurisdiction from or in connection with the enforcement of, and any Specified Tax Jurisdiction from or in connection with the execution, delivery or registration of the Notes, the Note Guaranties, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect thereto, except where any such amounts arise or are due in relation to the registration of the Notes, this Indenture, the Note Guarantees or any documentation with respect hereto or referred to therein, where such registration is made on a purely voluntary basis.

(e) If the Issuer or any Guarantor becomes obligated to pay Additional Amounts, at least 30 days before the date of payment (unless the obligation to pay Additional Amounts arises after the 30th day before that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee and the Paying Agent promptly thereafter), the Issuer will deliver to the Trustee and Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable, along with other information reasonably necessary to enable the Trustee and the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

(f) The Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Company will provide to the Trustee (or to a holder upon request) within 60 days after the date the payment of any Taxes so withheld or deducted is made an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee or the holder (as applicable) evidencing the payment of any Taxes so deducted or withheld.

(g) The obligations of the Issuer and the Guarantors to pay Additional Amounts and other amounts described above will survive any termination, defeasance or discharge of this Indenture and any transfer by a Holder of its Notes, and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Guarantor is organized, incorporated, registered, carrying on a business through a branch, agency or permanent establishment or is treated as resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made or any political subdivision or authority or agency thereof or therein.

Section 4.22. Insurance. The Company shall maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations or as is appropriate, as such customary industry practices change from time to time, with the foregoing to be determined by the Company and cause the Company and the Guarantors to be listed as insured. Notwithstanding the foregoing, self-insurance by the Company or any Subsidiary, through deductibles, self-insured retentions or coinsurance, coverage placed through captive insurance or otherwise, shall not be deemed a violation of this Section so long as such self-insurance is reasonable and prudent (as determined in good faith by the Company) considering the Company’s and the Guarantors’ business, properties and loss history, applicable governmental requirements, and applicable customary industry practices (including those in connection with deepwater operations), in each case as they change from time to time; provided that any proceeds of any insurance coverage placed through a captive insurer shall be treated in the same manner as the proceeds of insurance maintained with an insurance company.

Section 4.23. Flag and Registry. The Company shall not, nor shall it permit the owner or bareboat charterer (if any) of a Collateral Vessel to, change the flag or the vessel and/or ship registry of any Collateral Vessel; provided that any change of flag or vessel and/or ship registry to an Acceptable Flag Jurisdiction shall be permitted, subject to the Collateral Vessel Requirements.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Property. Neither the Issuer nor the Company shall merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all Property of the Company and its Subsidiaries, taken as a whole, to any Person in any one transaction or series of related transactions unless:

(a) either (i) the Issuer or the Company shall be the surviving Person (the “Surviving Person”) or (ii) the Surviving Person (if other than the Issuer or the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and existing under the laws of a Permitted Jurisdiction;

(b) the Surviving Person (if other than the Issuer or the Company) expressly assumes all of the obligations of the Issuer under the Notes, this Indenture, the applicable Second Lien Collateral Documents and the Collateral Trust Agreement by supplemental indentures or other documents and instruments;

(c) immediately before and immediately after giving effect to that transaction or series of related transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of related transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of related transactions), no Default or Event of Default shall have occurred and be continuing;

(d) in the case of a transaction involving the Issuer or the Company, immediately after giving effect to that transaction or series of related transactions on a pro forma basis, the Issuer, the Company or the Surviving Person (if the Surviving Person was previously the Issuer or the Company), as the case may be, would be able to Incur at least $1.00 of additional Debt under Section 4.04(a), provided, however, that this clause (d) shall not be applicable to the Issuer or the Company merging, consolidating or amalgamating with or into an Affiliate incorporated or formed solely for the purpose of redomiciling the Issuer or the Company in a Permitted Jurisdiction or changing the name or entity type of the Issuer or the Company so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(e) unless the Issuer or the Company is the Surviving Person, the Issuer or the Company shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section and that all conditions precedent herein provided for relating to the transaction and the execution of a supplemental indenture, as applicable, have been satisfied; and

(f) to the extent any assets of the Person which is merged, amalgamated or consolidated with or into the Issuer or the Company are assets of the type which are required to constitute Collateral under the Second Lien Collateral Documents, the Issuer, the Company or the Surviving Person, as applicable, takes such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien in favor of the Collateral Trustee for the benefit of the Trustee and the Holders of the Notes and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Second Lien Collateral Documents (it being understood that no such actions will be required unless also required under the First Lien Documents).

The Surviving Person shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, amalgamation, sale, transfer, assignment, lease, conveyance or disposition, the provisions of this Indenture referring to the “Issuer” or the “Company,” as the case may be, shall refer instead to the applicable Surviving Person and not to the Issuer or the Company, as applicable), and may exercise every right and power of the Issuer or the Company, as applicable, under this Indenture, but the predecessor company in the case of a lease shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Notwithstanding the immediately preceding clauses, the Issuer or the Company may transfer all or substantially all of its assets to another Guarantor, any other Guarantor may transfer all or substantially all of its assets to the Issuer or a Guarantor, and any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or a Restricted Subsidiary.

Section 5.02. When Guarantors May Merge or Transfer Assets. No Guarantor (other than the Company) may: (a) merge, consolidate or amalgamate with or into any other Person or (b) sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of related transactions, unless:

(a) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(b) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person (such Guarantor or such Person, as the case may be, the “Successor Guarantor”) expressly assumes all of the obligations of the Guarantor under its Note Guaranty, this Indenture, the applicable Second Lien Collateral Documents and the Collateral Trust Agreement by supplemental indentures or other documents and instruments; and immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation, amalgamation, winding-up, liquidating or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture; and

(d) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Second Lien Collateral Documents, the Successor Guarantor will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien in favor of the Collateral Trustee for the benefit of the Trustee and the Holders of the Notes and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Second Lien Collateral Documents.

The Successor Guarantor shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, amalgamation, sale, transfer, assignment, lease, conveyance or disposition, the provisions of this Indenture referring to such Guarantor shall refer instead to the applicable Successor Guarantor and not to such Guarantor), and may exercise every right and power of the applicable Guarantor under this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. The following events shall be Events of Default (each, an “Event of Default”):

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure by the Issuer or any Guarantor to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a) or (b)) and such failure continues for 60 days after written notice is received by the Issuer as provided below; provided that in the case of a failure to comply with Section 4.03, such period shall be 120 days after written notice has been so received;

(d) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $75,000,000 or its foreign currency equivalent at the time;

(e) any judgment or judgments for the payment of money in an aggregate amount in excess of $75,000,000 (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Issuer, any Guarantor or any Significant Subsidiary and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(f) the Company, the Issuer or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents in writing to the entry of an order for relief against it in an involuntary case;

(3) consents in writing to the appointment of a custodian of it or for all or substantially all of its property; or

(4) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer, the Company or a Guarantor that is a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of the Issuer, the Company or such Significant Subsidiary or for all or substantially all of its property;

(3) orders the winding up or liquidation of the Issuer, the Company or such Significant Subsidiary; or

(4) grants any similar relief under any foreign laws relating to insolvency; and in each such case the order or decree remains unstayed and in effect for 90 days; or

(h) except as permitted under this Indenture, any Note Guaranty of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor that is a Significant Subsidiary denies in writing its obligations under its Note Guaranty (other than by reason of the termination or discharge of this Indenture or the release of any such Note Guaranty in accordance with this Indenture) if, and only if, in each such case, such default continues for 10 days after written notice is received by the Company as provided below;

(i) (i) the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Collateral Documents) other than (A) in accordance with the terms of the relevant Collateral Document, this Indenture and the Collateral Trust Agreement, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Trustee to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in aggregate principal amount of the then-outstanding Notes; and

(j) the Issuer or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral Document is invalid or unenforceable.

A Default under clause (c) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Issuer of the Default and the Issuer does not cure that Default within the time specified in clause (c) above after receipt of the notice (the “Notice of Default”). The Notice of Default must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee annually a statement regarding compliance with this Indenture within 120 days after the end of its fiscal year, and the Issuer shall also shall deliver to the Trustee, within 30 days after an Officer becomes aware of the occurrence thereof, written notice in the form of an Officer’s Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 6.02. Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Sections 6.01(f) or 6.01(g) with respect to the Issuer or any Guarantor) shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes then outstanding may, by notice to the Issuer (and to the Trustee if such notice is given by the Holders), declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Sections 6.01(f) or 6.01(g) with respect to the Issuer or any Guarantor occurs, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes may, by notice to the Trustee and the Issuer, rescind and annul any declaration of acceleration (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived (other than nonpayment of principal, premium, or interest that has become due solely because of the acceleration), and (iii) there has been deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel incurred in connection with the rescinded declaration of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee (acting upon the directions of Holders of a majority in aggregate principal) may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee (acting upon the directions of Holders of a majority in aggregate principal) may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or premium, if any, or interest on a Note or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Noteholder adversely affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured (including the payment of default interest, if any), the Default that resulted solely because that Initial Default will also be cured without any further action.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee or the Collateral Trustee with respect to the Notes. However, the Trustee and Collateral Trustee may refuse to follow any request or direction that conflicts with law, this Indenture or the Notes, that the Trustee or Collateral Trustee (as applicable) determines is unduly prejudicial to the rights of other Noteholders, or that would involve the Trustee or Collateral Trustee in personal liability or would involve the Trustee or Collateral Trustee to expend or risk their own funds; provided that the Trustee or Collateral Trustee may (but shall not be obliged to) take any other action deemed proper by the Trustee that is not inconsistent with such direction. In case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it.

Section 6.06. Limitation on Suits. A Noteholder may not institute any proceeding with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee or pursue any remedy with respect to this Indenture or the Notes, unless:

(a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and such Holder or Holders shall have offered security or indemnity (satisfactory to the Trustee) against any loss, liability or expense to institute such proceeding as trustee; and

(c) the Trustee has not received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and has failed to institute such proceeding within 60 days after the Trustee received such direction and indemnity or security (satisfactory to the Trustee).

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and premium, if any, and interest on, the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder. A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may (acting upon the directions of Holders of a majority in aggregate principal) recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder.

Section 6.10. Priorities. Subject to the Collateral Trust Agreement, if the Trustee or the Collateral Trustee collects any money or property pursuant to this Article (including upon exercise of any remedies in respect of the Collateral), it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Collateral Trustee, in each case for all amounts due under Section 7.07;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, Additional Amounts, if any, respectively; and

THIRD: to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Trustee for any action taken or omitted by it as Trustee or Collateral Trustee (as applicable), a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit (other than the Trustee or the Collateral Trustee), having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12. Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.13. Restoration of Rights and Remedies. If the Trustee, the Collateral Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuer, the Guarantors, the Trustee, the Collateral Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, the Guarantors, the Trustee, the Collateral Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.14. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy conferred or reserved to the Trustee, the Collateral Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee, the Collateral Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee shall perform only the duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee, where duties and obligations shall be determined solely by the express provisions of this Indenture; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee need not confirm or investigate the accuracy of any mathematical calculations or other facts or opinions or statements stated therein.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders or the Issuer pursuant to the terms of this Indenture.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01, and the provisions of this Article shall apply to the Trustee in its role as Registrar, Paying Agent, Authentication Agent and Notes Custodian.

(i) The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Trust Officer of the Trustee has received written notice thereof (in accordance with the notice provisions of this Indenture) from the Issuer or any Holder and such notice references the Notes and this Indenture and describes with appropriate reference the Default or Event of Default.

Section 7.02. Rights of Trustee. (a) The Trustee may conclusively rely on any document (whether in its original, electronic, or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and/or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, if the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any clearinghouse or Depositary.

(g) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(i) The Trustee (at the cost of the Issuer) may employ or retain counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them selected with due care.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and by the Collateral Trustee, and each agent, custodian and other Person employed to act hereunder.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(n) Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee may conclusively rely on a certificate of an authorized Officer of the Issuer).

(o) The Trustee shall have no duty or responsibility to monitor the Issuer’s compliance with Article 4 or the transfer restrictions on the Notes.

(p) Before taking any action under this Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

(q) The Trustee will not be responsible to make any calculation with respect to any matter under this Indenture.

The provisions of this Section shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture, the Notes, the Second Lien Collateral Documents or the Collateral Trust Agreement, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any other document other than the certificate of authentication executed by the Trustee.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing of which the Trustee has received written notice, the Trustee shall deliver to each Noteholder notice of the Default or Event of Default within 90 days after written notice of it is received by a Trust Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Noteholders.

Section 7.06. [Reserved].

Section 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee and Collateral Trustee (as applicable) from time to time such reasonable compensation for its services as set out in the Trustee / Collateral Trustee Fee Letter or as otherwise agreed upon in writing by the parties hereto. The Trustee’s and Collateral Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Collateral Trustee upon request for all reasonable, documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and reasonable, documented out-of-pocket expenses, disbursements and advances of the Trustee’s and Collateral Agent’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee and Collateral Agent against any and all loss, liability, claim, damage, penalty, action, suit, cost and expense (including reasonable attorneys’ fees and out-of-pocket expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Collateral Trustee)) incurred by it in connection with the acceptance or administration of the trust hereunder and/or the transactions contemplated under this Indenture and the Trustee and the Collateral Trustee shall have no liability or responsibility for any action or inaction on the part of any other Paying Agent, Registrar, Authentication Agent or any successor Trustee or Collateral Trustee. The Trustee or Collateral Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent that the Issuer shall have been actually prejudiced as a result of such failure. The Issuer shall defend the claim and the Trustee and Collateral Trustee (as applicable) shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee and Collateral Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Trustee as finally determined by a court of competent jurisdiction to have occurred directly as a result of the Trustee’s or Collateral Trustee’s own willful misconduct or gross negligence. The Issuer need not pay for any settlement made by the Trustee or Collateral Trustee without the Issuer’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee and Collateral Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Issuer’s payment obligations in this Section, the Trustee and the Collateral Trustee shall have a lien before the Notes on all money or property held or collected by the Trustee or the Collateral Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

When the Trustee or the Collateral Trustee (as applicable) incurs expenses after the occurrence of a Default specified in Sections 6.01(f) or 6.01(g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section shall survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee or the Collateral Trustee.

Section 7.08. Replacement of Trustee. The Trustee may resign at any time by providing 30 days’ prior written notice to the Issuer. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by providing 30 days’ prior written notice to the Trustee and the Issuer and may appoint a successor Trustee. The Issuer may remove the Trustee by providing 30 days’ prior written notice to the Trustee if there is no Default or Event of Default continuing.

If the Trustee resigns, is removed by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee reasonably acceptable to the Issuer or is removed by the Issuer, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Upon, but not before, the delivery of such written acceptance, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Noteholder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement or resignation of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

Section 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a) (as if, for the limited purpose of the Trustee’s obligations under this sentence, this Indenture had been qualified under the TIA). The Trustee shall comply with TIA §310(b) (as if, for the limited purpose of the Trustee’s obligations under this sentence, this Indenture had been qualified under the TIA), subject to the penultimate paragraph thereof; provided that there shall be excluded from the operation of TIA § 310(b)(i) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01. Discharge of Liability on Notes; Defeasance. (a) When (i) all outstanding Notes (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by them hereunder, or (ii) (A) all outstanding Notes mature within one year or all outstanding Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay at maturity or upon redemption all principal of and premium, if any, and interest on the Notes (other than Notes replaced pursuant to Section 2.07) to maturity or redemption within one year, as evidenced by an Officer’s Certificate of the Issuer; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.01(a) to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as if the Redemption Date is the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or before Redemption Date, (C) no Default has occurred and is continuing on the date of the deposit, (D) the deposit will not result in a breach or violation of, or constitute default under, this Indenture or any other material agreement or instrument to which the Issuer is a party or by which it is bound, and (E) the Issuer pays all other sums payable hereunder by the Issuer, then this Indenture and the Issuer’s obligations under the Note Documents in respect of the Notes (including, for the avoidance of doubt, the Second Lien Collateral Documents) shall, subject to Section 8.01(c), be discharged and cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture and the Issuer’s obligations under the Note Documents in respect of the Notes on written demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least three Business Days before the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

(b) Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes, this Indenture and the other Note Documents in respect of the Notes (“legal defeasance option”), or (ii) its obligations under Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18, 4.19, 4.20, 4.22 and 4.23, Article 5 and the operation of Sections 6.01(c) (with respect to Article 4 and Article 5 identified in this clause (ii)), 6.01(d), 6.01(e), 6.01(f) or 6.01(g) (but, in the case of Sections 6.01(f) and 6.01(g), with respect only to Significant Subsidiaries) or 6.01(h) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(c) (with respect to Article 4 and Article 5 identified in Section 8.01(b)(ii)), 6.01(d), 6.01(e), 6.01(f) or 6.01(g) (but, in the case of Sections 6.01(f) and 6.01(g), with respect only to Significant Subsidiaries) or 6.01(h).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, accompanied by an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations of the Issuer that terminate and the termination of the Note Guaranties.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07 and 8.05 shall survive such satisfaction or discharge.

Section 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(a) the Company irrevocably deposits in trust with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof for the payment of principal of and interest (including premium, if any) on the Notes to maturity or a Redemption Date permitted under this Indenture; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as if the

Redemption Date is the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) the Company delivers to the Trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Notes to maturity or redemption, as the case may be;

(c) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(d) the deposit does not constitute a default under any other material agreement or instrument binding on the Company;

(e) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(f) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(g) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of this Indenture and the Notes as contemplated by this Article have been complied with.

Simultaneous with a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

Section 8.03. Application of Trust Money. The Trustee shall hold in trust money in U.S. Dollars, U.S. Government Obligations or a combination thereof deposited with it pursuant to this Article, but such money need not be segregated from other funds except to the extent required by law. It shall apply the deposited money in U.S. Dollars, U.S. Government Obligations or a combination thereof through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon written request any excess money or securities held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money must look to the Issuer for payment as general creditors.

Section 8.05. Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders.

Section 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money in U.S. Dollars, U.S. Government Obligations or a combination thereof in accordance with this Article by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture, the Notes and the other Note Documents in respect of the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article; provided that if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

Section 9.01. Without Consent of Holders. The Issuer, the Trustee and the Collateral Trustee may amend any Note Document without notice to or consent of any Noteholder:

(a) to cure any ambiguity, omission, defect, mistake or inconsistency;

(b) to provide for the assumption by a successor of the obligations of the Issuer or any Guarantor under any Note Document;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(d) to add Guarantees with respect to the Notes or release Guarantors from their Note Guaranties as provided by the terms of this Indenture or the Note Guaranties;

(e) to secure the Notes (and, thereafter, provide releases of collateral in accordance with the security documents entered into in connection therewith), to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power in any Note Document conferred upon the Issuer or any Guarantor;

(f) to make any change that would provide any additional rights or benefits to the Holders of Notes or make any change that does not materially adversely affect the rights of any Noteholder;

(g) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA (it being agreed that this Indenture need not be qualified under the TIA), and to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to effect the qualification of this Indenture under the TIA in the event the Company determines that this Indenture should be so qualified;

(h) to provide for the issuance of Additional Notes in accordance with this Indenture;

(i) to provide for the issuance of exchange notes that shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(j) to provide for the appointment of a successor Trustee or Collateral Trustee, provided that the successor Trustee or Collateral Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(k) to conform any provisions of any Note Document to the “Description of Notes” contained in the Offering Memorandum;

(l) to comply with the procedures of DTC or the Trustee with respect to the provisions in this Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in Notes;

(m) to grant any Lien for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes, in any property or assets, including any in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Trustee pursuant to this Indenture, any of the Collateral Documents, the Collateral Trust Agreement or otherwise;

(n) to add additional Second Lien Secured Parties to any Collateral Documents and the Collateral Trust Agreement;

(o) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Collateral Documents, taken as a whole, or any joinder thereto;

(p) to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) and the Collateral Trust Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture; and

(q) to amend the Collateral Trust Agreement in accordance with its terms or the terms of the Collateral Documents.

Section 9.02. With Consent of Holders. The Issuer, Trustee and the Collateral Trustee may amend the Note Documents without notice to any Noteholder but with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Noteholder adversely affected thereby, an amendment may not:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, waiver or modification;

(b) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(c) reduce the principal of, or extend the Stated Maturity of, any Note;

(d) make any Note payable in money other than U.S. Dollars;

(e) make any change to the contractual right of any Holder of the Notes expressly set forth in this Indenture or the Notes to receive payment of principal of and interest on that Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that Holder’s Notes;

(f) expressly subordinate the Notes to any other obligation of the Issuer or any Guarantor, except as otherwise permitted under this Indenture or the Notes;

(g) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as set forth in Section 3.07 or as set forth in the Notes;

(h) make any change to any provision of Section 4.21 that would result in a reduction of the obligation to pay Additional Amounts; or

(i) release any Guarantor from any of its obligations under its Note Guaranty or this Indenture, except in accordance with the terms of this Indenture.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Second Lien Collateral Document, the Collateral Trust Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders (as determined in good faith by the Company), other than, in each case, as provided under the terms of this Indenture, the Second Lien Collateral Documents or the Collateral Trust Agreement.

The consent of the Holders of the Notes is not necessary to approve the particular form of any proposed amendment or for amendments that do not adversely affect in any material respect the legal rights of the holders under this Indenture or the Notes. It is sufficient if such consent approves the substance of the proposed amendment.

Section 9.03. [Reserved].

Section 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before a date and time therefor identified by the Issuer in a notice furnished to such Holder in accordance with the terms of this Indenture or, if no such date and time shall be identified, the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

After an amendment becomes effective, the Company is required to deliver to each Holder of the Notes at the Holder’s address appearing in the Note register a notice briefly describing the amendment. However, the failure to give this notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Section 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Issuer may direct the Trustee to place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate (in accordance with the requirements and procedures of Section 2.03) a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.06. Trustee and Collateral Trustee to Sign Amendments. The Trustee and Collateral Trustee (if applicable) shall sign any amendment authorized pursuant to this Article if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Trustee, as applicable. If it does, the Trustee or the Collateral Trustee, as applicable, may but need not sign it. In signing such amendment the Trustee and the Collateral Trustee (if applicable) shall receive security or indemnity reasonably satisfactory to it and shall receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel each stating that such amendment complies with the applicable provision of this Indenture and applicable law.

ARTICLE 10

NOTE GUARANTIES

Section 10.01. The Note Guaranties. Subject to the provisions of this Article, each Guarantor party hereto or that executes a supplemental indenture in the form of Exhibit B hereby irrevocably and unconditionally Guarantees, jointly and severally, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase required under Section 4.07 or Section 4.12 or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under this Indenture (including the Issuer’s obligations under Section 7.07). Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture. Any Note Guaranty constitutes a guarantee of payment and not of collection.

Section 10.02. Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing and except as expressly set forth herein, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee, the Collateral Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under this Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee, the Collateral Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03. Discharge; Reinstatement. Each Guarantor’s obligations under its Note Guaranty will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations under its Note Guaranty with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07. Limitation on Amount of Note Guaranty. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law. To effectuate that intention, the Trustee, the Collateral Trustee the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of any Bankruptcy Law or any comparable provision of state law. Any Foreign Subsidiaries guarantee may also be subject to other limitations specified in this Article or otherwise in the applicable supplemental indenture as contemplated by the Agreed Guarantee Principles.

Section 10.08. Execution and Delivery of Note Guaranty. The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B as modified by the Agreed Guarantee Principles) evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in this Indenture on behalf of each Guarantor.

Section 10.09. Release of Note Guaranty. The Note Guaranty of a Guarantor will terminate, and the Note Guaranty will be automatically and unconditionally released and discharged with immediate effect, upon:

(a) a direct or indirect sale, transfer, assignment or any other disposition (including by way of consolidation, amalgamation, liquidation or merger) of Capital Stock of the relevant Guarantor following which such Guarantor ceases to be a Restricted Subsidiary of the Company, or the sale or disposition of all or substantially all the Property of the Guarantor (including by way of consolidation, amalgamation, liquidation or merger) (other than to the Company or a Restricted Subsidiary), in each case in a transaction that is otherwise permitted by this Indenture;

(b) the release or discharge of such Guarantor’s obligations under the Credit Agreement other than a release or discharge through payment thereon;

(c) the designation in accordance with this Indenture of the Guarantor (other than the Company) as an Unrestricted Subsidiary;

(d) such Guarantor ceasing to be a Restricted Subsidiary and such Guarantor not otherwise being required to provide a Note Guaranty pursuant to the provisions of Section 4.14;

(e) such Guarantor ceasing to guarantee any debt of the Issuer or any Guarantor under any Credit Facility (including the Credit Agreement or any other syndicated credit facility) or capital markets debt in an aggregate principal amount in excess of $35,000,000 after the date of its Note Guaranty other than a release or discharge through payment thereon;

(f) any discharge pursuant to Section 8.01(a) or defeasance pursuant to Section 8.01(b); or

(g) as required by the Collateral Trust Agreement.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guaranty.

Section 10.10. Limitations for Luxembourg Guarantors.

(a) Notwithstanding anything to the contrary contained in this Indenture, to the extent that the guaranty provided herein is granted by a Guarantor incorporated under the laws of Luxembourg or whose registered office, place of effective management or centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation) is in Luxembourg (a “Luxembourg Guarantor”), the maximum liability of a Luxembourg Guarantor under this Indenture, for the obligations of the Issuer and any other Guarantor which is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall be limited (without double counting) to an amount not exceeding the greater of:

(i)

95% of that Luxembourg Guarantor’s Net Assets (as defined below), as increased by the amount of any debt of such Luxembourg Guarantor which is subordinated in right of payment (whether generally or specifically) to any claim of any Notes Secured Parties under any of the Note Documents (including any Intra-Group Liabilities (as defined below)) (the “Subordinated Debt”), each as reflected in that Luxembourg Guarantor’s most recently and approved annual accounts (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) available to the Trustee at the date of this Indenture; and

(ii)

95% of that Luxembourg Guarantor’s Net Assets, as increased by the amount of any Subordinated Debt, each as reflected in that Luxembourg Guarantor’s most recently and approved annual accounts (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) available to the Trustee at the time the guaranty is called.

(b) For the purposes of this Section, “Net Assets” of any Luxembourg Guarantor means all the assets (actifs) minus its liabilities (provisions et dettes).

(c) For the purposes of this Section, “Intra-Group Liabilities” of any Luxembourg Guarantor means all any amounts owed by that Luxembourg Guarantor to the Issuer or any of its Subsidiaries and that have not been financed (directly or indirectly) by the issuance of the Notes.

(d) Where, for the purpose of the above determinations, (A) the relevant annual accounts do not adequately reflect the status of the Subordinated Debt or Net Assets as envisaged above, or (B) no duly established annual accounts are available for the relevant reference period, the relevant Luxembourg Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the Net Assets and Subordinated Debt will be determined. If the relevant Luxembourg Guarantor fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 (thirty) Business Days as from the request of the Trustee, the Trustee may appoint an independent auditor (réviseur d’entreprises agréé) which shall undertake the determination of the relevant Luxembourg Guarantor’s Net Assets and Subordinated Debt in accordance with applicable accounting rules.

(d) The above limitation shall not apply to any amounts borrowed by, or made available to, in any form whatsoever, under any Note Documents (or any document entered into in connection therewith), the Luxembourg Guarantor or any of its direct or indirect present or future Subsidiaries.

Section 10.11. Limitations for Norwegian Guarantors.

(a) The obligations and liabilities of any entity incorporated in or existing under the laws of Norway (each a “Norwegian Guarantor”) under any Note Guaranty do not apply to any indebtedness or liability which, if they do so extend, would constitute or cause an infringement of Section 8-10 and/or Section 8-7 cf. Section 1-3 and 1-4 of the Norwegian Private Limited Company Act No 44/1997 or (as the case may be) the Norwegian Public Limited Companies Act No 45/1997 (the “Norwegian Companies Act”) and the liability of any Norwegian Guarantor hereunder shall only apply to the extent permitted by such provisions of the applicable Norwegian Companies Act, it being understood, that if a limitation is no longer applicable as a mandatory provision under Norwegian law, such limitations will no longer apply to the obligations and liabilities of the Norwegian Guarantor under any Note Guaranty or any Pari Passu Indebtedness or any lien created by the Norwegian Guarantor under any Note Guaranty or any Pari Passu Indebtedness;

(b) The limitations set forth in clause (a) above shall apply, mutatis mutandis, to any Collateral Documents entered into by such Norwegian Guarantor and to any guarantee, indemnity and payment made by such Norwegian Guarantor; and

The aggregate liability of any Norwegian Guarantor under any Note Guaranty or any Collateral Documents shall be limited to the aggregate of USD $1,500,000,000 or, in each case, the equivalent in any other currency, plus, in each case, any unpaid amount of interest, fees, liability, costs and expenses under the Collateral Documents.

Section 10.12. Limitations for UK Guarantors. Notwithstanding anything set out to the contrary in this Indenture, the Note Guarantee of a Guarantor incorporated in England and Wales does not apply to any liability to the extent that it would result in its Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom (or any successor thereof).

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01. Collateral Documents.

(a) The due and punctual payment of the Note Obligations, including payment of the principal of, premium, if any, and interest on the Notes when the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Collateral Trustee under this Indenture, the Notes, the Note Guaranties, the Collateral Trust Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure Note Obligations, subject to the terms of the Collateral Trust Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Collateral Trustee holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Trustee (or, in connection with certain non-US law governed Collateral Documents, in favor of the Collateral Trustee acting for itself (including as creditor of a parallel debt) and as direct or indirect representative of the Second Lien Secured Parties) and pursuant to the terms of the Collateral Documents and the Collateral Trust Agreement. By their acceptance of the Notes, the Holders hereby agree to be bound by, and authorize and direct the Trustee and the Collateral Trustee, as the case may be, to execute and deliver the Collateral Trust Agreement, and any Collateral Documents in which the Trustee or the Collateral Trustee, as applicable, is named as a party, including each Collateral Document executed on or after the Issue Date.

(b) Subject to the Collateral Trust Agreement, the Issuer and the Guarantors shall deliver to the Collateral Trustee copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required, to provide to the Collateral Trustee a second Lien security interest in the Collateral in favor of the Collateral Trustee and execute and deliver such security instruments, financing statements, mortgages, charges and deeds of trust as may be necessary to vest in the Collateral Trustee a perfected second-priority security interest (subject to Liens permitted by Section 4.06 and Permitted Liens) in the Collateral, including delivering all such documents and taking all such actions in order to satisfy the Collateral Vessel Requirements; provided that for as long as the Senior Secured Credit Facility Obligations are outstanding, the Grantors will not be required to take any actions to create or perfect liens or otherwise satisfy the Collateral Vessel Requirements, unless such actions are required with respect to the Credit Agreement.

Section 11.02. Collateral Trustee. The Noteholders have, and by accepting a Note, each Noteholder will be deemed to have, appointed the Collateral Trustee to act as its agent and trustee under the Collateral Trust Agreement and the Second Lien Collateral Documents. The Noteholders have, and by accepting a Note, each Noteholder will be deemed to have, authorized the Collateral Trustee as its agent and trustee to (a) perform the duties and exercise the rights and powers that are specifically given to it under the Collateral Trust Agreement and the Second Lien Collateral Documents, together with any other incidental rights, power and discretions; and (b) execute each Collateral Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Collateral Trustee on its behalf (be it as trustee or direct or indirect representative, as applicable under the law governing the relevant Collateral Document). The Collateral Trustee shall have no responsibility for the preparation, filing nor recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created under any Note Document, unless required by applicable law.

Section 11.03. Release of Liens in Respect of Notes. The Collateral Trustee’s Liens on the Collateral will no longer secure the Notes, any other Note Documents or any other Obligations under this Indenture or the Collateral Trust Agreement, and the right of the Holders of the Notes, the other Note Documents and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture as set forth under Section 8.01(a);

(2) upon a legal defeasance or covenant defeasance as set forth under Section 8.01(b);

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions of Section 9.02; or

(5) as to any asset constituting Collateral if and only to the extent that the Liens on such Collateral in favor of the Senior Secured Credit Facility Secured Parties have been released in accordance with their terms, except a release as a result of the Discharge of First Lien Obligations in respect of the Senior Secured Credit Facility Obligations.

Section 11.04. Further Assurances. (a) The Company and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

(b) Upon the reasonable request of the Collateral Trustee, First Lien Debt Representative or any Second Lien Debt Representative at any time and from time to time, the Company and each of the other Grantors will promptly execute, acknowledge and deliver such Second Lien Collateral Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the Secured Parties.

Section 11.05. Protections of the Collateral Trustee. The Collateral Trustee in its capacity as such hereunder and under the Collateral Documents shall at all times be entitled to the same protections, rights and limitations of liability as the Trustee in accordance with Article 7 of this Indenture, and each reference therein to “Trustee” shall be construed to also apply to the Collateral Trustee. Notwithstanding anything to the contrary herein or in any Collateral Document, any action or inaction requiring the discretion or opinion or exercise of reasonableness of or by the Collateral Trustee, in its capacity as Collateral Trustee for the Holders under the terms of any of the Note Documents shall, at the request of the Collateral Trustee, be taken at the written direction of the Holders of more than 25% in aggregate principal amount of Notes then outstanding.

ARTICLE 12

MISCELLANEOUS

Section 12.01. [Reserved].

Section 12.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Issuer and Guarantors:

Seadrill Finance Limited

2nd Floor, Building 11

Chiswick Business Park

566 Chiswick High Road

London W4 5YS

Attn: Shaen Cullen, Shaen.Cullen@Seadrill.com

Todd Strickler, Todd.Strickler@Seadrill.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 900

Dallas, Texas 75201-2980

Facsimile: (214) 661-4970

Attention: Luke Weedon

if to the Trustee or the Collateral Trustee:

GLAS Trust Company LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Attn: Transaction Management

Phone: (201) 839-2181

Email: TMGUS@glas.agency

clientservices.americas@glas.agency

With a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 819-8200

Email: rbennett@whitecase.com and

viktor.braun@whitecase.com

The Issuer, the Guarantors, the Trustee or the Collateral Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered to a Noteholder shall be mailed or delivered to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures.

Failure to mail or deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given to the Depositary pursuant to the applicable procedures of the Depositary. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any instruction from the Issuer.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

The Trustee and the Collateral Trustee (as applicable) shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, web portal or other electronic methods) and reasonably believed by the Trustee or the Collateral Trustee (as applicable) to be valid and the Trustee or the Collateral Trustee (as applicable) shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so, and furthermore (i) the Trustee or the Collateral Trustee (as applicable) shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained directly or indirectly by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information and (ii) the Issuer and any other sending party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee or the Collateral Trustee (as applicable), including the risk of the Trustee or the Collateral Trustee (as applicable) acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties. If the Issuer or other sending party elects to send the Trustee or the Collateral Trustee (as applicable) email and the Trustee or the Collateral Trustee (as applicable) in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Trustee’s (as applicable) understanding of such instructions shall be deemed controlling.

Electronic signatures reasonably believed by the Trustee or the Collateral Trustee (as applicable) to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee or the Collateral Trustee) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, the Trustee or the Collateral Trustee (as applicable) may require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee or the Collateral Trustee (as applicable) in lieu of, or in addition to, any such electronic Notice.

Notwithstanding anything herein to the contrary, any notice to the Trustee or the Collateral Trustee shall be deemed given when actually received.

Section 12.03. Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Issuer to the Trustee or Collateral Trustee to take or refrain from taking any action under this Indenture, the Issuer shall, if requested by the Trustee or Collateral Trustee, furnish to the Trustee or Collateral Trustee as applicable:

(b) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(c) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Every such certificate or opinion provided under this Indenture shall be without personal recourse to the Person executing the same and may include an express statement to that effect.

Section 12.05. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.06. Rules by Trustee, Paying Agents, Authentication Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar, Authentication Agent and the Paying Agents or co-registrar may make reasonable rules for their functions.

Section 12.07. Business Days. If a payment date (including, for the avoidance of doubt, the maturity date or any Redemption Date) is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.08. Judgment Currency. (a) U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuer or any Guarantor under this Indenture, the Notes and the Note Guaranties, including damages relating thereto. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the Issuer or any Guarantor will only constitute a discharge of the Issuer or such Guarantor, as the case may be, to the extent of the U.S. Dollar amount which the Trustee could purchase in accordance with normal banking procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note or Note Guaranties, the Issuer and the Guarantors will, jointly and severally, indemnify such Holder against any loss sustained by it as a result (including the cost of making any such purchase).

(b) The indemnities of the Issuer and any Guarantor contained in this Section, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Issuer; (iii) shall apply irrespective of any indulgence granted by any Holder of the Notes or the Trustee from time to time; (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, the Notes or any Note Guaranty; and (v) shall survive the termination of this Indenture. For the purposes of this Section, it shall be sufficient for a payee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable) and that the change of the purchase date was needed.

Section 12.09. Submission to Jurisdiction; Appointment of Agents for Service. (a) Each of the Issuer and the Guarantors irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan over any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Note Guaranties or the transactions contemplated hereby and thereby (each, a “Related Proceeding”). Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in such a court and any claim that any such Related Proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Issuer or Guarantor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) Each of the Company and the Guarantors hereby appoint Seadrill Americas Inc., with offices at 11025 Equity Drive, Suite 150 Houston, Texas 77041, as its agent for service of process in any Related Proceeding and agree that service of process in any such Related Proceeding may be made upon it or them at the office of such agent. The agent for service of process named herein may resign upon giving written notice to the Issuer at the address listed in Section 12.02. Each of the Issuer and the Guarantors waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each of the Issuer and the Guarantors represents and warrants that such agent has agreed to act, and Seadrill Americas Inc. hereby agrees to act, as the Issuer’s and the Guarantors’ agent for service of process, and each of the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

Section 12.10. Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTIES AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS INDENTURE, THE NOTES AND THE NOTE GUARANTIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for issuance of the Notes and the Note Guaranties.

Section 12.12. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee or the Collateral Trustee in this Indenture shall bind its successors. For the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), with respect to any assignment, amendment, transfer and/or novation of any kind made under this Indenture or any other Notes Document, any Security Interest or Note Guaranty created or given under this Indenture or any other Notes Document (or in relation to this Indenture or any other Notes Document) shall be preserved and continue in full force and effect to the benefit of the relevant successor with respect to a Luxembourg Grantor.

Section 12.13. Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” and words of like import in this Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Opinion of Counsel, Definitive Note, Global Note, Note Guaranty, certificate of authentication appearing on or attached to any Note, supplemental indenture or other certificate, instrument, agreement, notice or other document or instrument delivered pursuant to this Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, and (b) all references in Section 2.03 (Execution and Authentication) or elsewhere in this Indenture or in any Definitive Note or Global Note to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats.

Section 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture and the Notes have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.15. Force Majeure. In no event shall the Trustee, the Collateral Trustee, Paying Agent or Registrar be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee, the Collateral Trustee, Paying Agent or Registrar shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and the Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and the Collateral Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Trustee with such information within the Issuer’s custody or control or as the Issuer may reasonably obtain that the Trustee or the Collateral Trustee may request in order for the Trustee or the Collateral Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.17. FATCA. In order to assist the Trustee and the Collateral Trustee with its compliance with Sections 1471 through 1474 of the Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Tax Law”), the Issuer agrees (i) to provide to the Trustee and the Collateral Trustee reasonably available information in their possession regarding the Issuer or the Holders of Notes (solely in their capacity as such) and which is necessary for the Trustee’s or the Collateral Trustee’s determination of whether it has tax related obligations under Applicable Tax Law and (ii) that the Trustee and the Collateral Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law and shall have no liability in connection therewith other than as a result of its gross negligence or willful misconduct. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties have caused this Indenture to be duly executed as of the date first written above.

As Issuer:

EXECUTED as a deed by SEADRILL FINANCE LIMITED	) )
acting by an authorized signatory	)	/s/ Grant Creed
	)	Signature of authorized signatory

in the presence of:
Witness’ Signature	/s/ Jon Rubio
Name:	Jon Rubio
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

As Guarantors:

EXECUTED as a deed by SEADRILL LIMITED
acting by an authorized signatory	)	/s/ Grant Creed
	)	Signature of authorized signatory

in the presence of:
Witness’ Signature	/s/ Jon Rubio
Name:	Jon Rubio
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL RIG HOLDING COMPANY LIMITED
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:
Witness’ Signature	/s/ Beatrice Kang

Name:	Beatrice Kang Trainee Solicitor

Address:	ADDRESS REDACTED

EXECUTED as a DEED	)
by SEADRILL TREASURY UK LIMITED	)
acting by	)

/s/ James Ferrow	/s/ Beatrice Kang
Director / Authorized signatory	Witness (delete as appropriate)
Name: James Ferrow	Name:

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL GEMINI LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL ECLIPSE LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL CARINA LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL TELLUS LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL SATURN LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL JUPITER LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL POLARIS LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a DEED	)
by SEADRILL UK LTD	)
acting by	)

/s/ James Ferrow	/s/ Beatrice Kang
Director / Authorized signatory	Witness (delete as appropriate)
Name: James Ferrow	Name: Beatrice Kang

EXECUTED as a deed by SEADRILL GLOBAL SERVICES LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

EXECUTED as a DEED	)
by SEADRILL MANAGEMENT LTD.	)
acting by	)

/s/ James Ferrow	/s/ Beatrice Kang
Director / Authorized signatory	Witness (delete as appropriate)
Name: James Ferrow	Name: Beatrice Kang

[Signature Page to the Indenture]

EXECUTED as a deed by NORTH ATLANTIC PHOENIX LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

EXECUTED as a deed by NORTH ATLANTIC ELARA LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL NORWAY OPERATIONS LTD.
) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL SEVAN HOLDINGS LIMITED	)

acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:	/s/ Beatrice Kang
Witness’ Signature	Beatrice Kang Trainee Solicitor
Name:	One Bunhill Row
Address:	ADDRESS REDACTED

[Signature Page to the Indenture]

EXECUTED as a deed by SEADRILL INVESTMENT HOLDING COMPANY LIMITED	) )
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:
Witness’ Signature	/s/ Beatrice Kang
Name:	Beatrice Kang
Trainee Solicitor
Address:	ADDRESS REDACTED

EXECUTED as a deed by SEADRILL NORTH ATLANTIC HOLDINGS LIMITED	)
acting by an authorized signatory	)	/s/ James Ferrow
	)	Signature of authorized signatory
Name: James Ferrow

in the presence of:
Witness’ Signature	/s/ Beatrice Kang
Name:	Beatrice Kang
Trainee Solicitor
Address:	ADDRESS REDACTED

[ Signature Page to the Indenture ]

AQUADRILL OPERATING LP

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL AMERICAS, INC.

By:	/s/ Todd Strickler
Name: Todd Strickler
Title: Authorized Signatory

AQUADRILL OPCO SUB LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL CAPRICORN HOLDINGS LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL GULF OPERATIONS NEPTUNE LLC

By:	/s/ Todd Strickler
Name: Todd Strickler
Title: Authorized Signatory

[ Signature Page to the Indenture ]

AQUADRILL OPERATING LP

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL AMERICAS, INC.

By:	/s/ Todd Strickler
Name: Todd Strickler
Title: Authorized Signatory

AQUADRILL OPCO SUB LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL CAPRICORN HOLDINGS LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL GULF OPERATIONS NEPTUNE LLC

By:	/s/ Todd Strickler
Name: Todd Strickler
Title: Authorized Signatory

[ Signature Page to the Indenture ]

SEVAN DRILLING NORTH AMERICA LLC

By:	/s/ Todd Strickler
Name: Todd Strickler
Title: Authorized Signatory

EASTERN DRILLING AS

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL OFFSHORE AS

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

EXECUTED as a DEED for and on behalf of SEADRILL DEEPWATER DRILLSHIP LTD. in the presence of:

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

Witness:

	By:	/s/ Beatrice Kang
Name: Beatrice Kang
Address: ADDRESS REDACTED

SEADRILL NEPTUNE HUNGARY KFT.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

[ Signature Page to the Indenture ]

SEVAN LOUISIANA HUNGARY KFT.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL AURIGA HUNGARY KFT.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL VELA HUNGARY KFT.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL CHINA OPERATIONS LTD.
S. À R.L.[1]

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL MOBILE UNITS NIGERIA LIMITED

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

[1]

Aquadrill China Operations Ltd. S.à r.l. is a private limited liability company (société privée à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered address at 68-70, boulevard de la Pétrusse, L-2320 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 176906.

[ Signature Page to the Indenture ]

GLAS TRUST COMPANY LLC, as Trustee

By:	/s/ Katie Fischer
Name: Katie Fischer
Title: Vice President

GLAS TRUST COMPANY LLC, as Collateral Trustee

By:	/s/ Katie Fischer
Name: Katie Fischer
Title: Vice President

[ Signature Page to the Indenture ]

Appendix A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(c).

“Depositary” means, with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the Issue Date or, if such Notes are Additional Notes, the issue date with respect to such Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(c) hereto.

1.2 Other Definitions.

Term	Defined in Section:
Agent Members	2.1	(b)
Global Note	2.1	(a)
Regulation S	2.1
Regulation S Global Note	2.1	(a)
Rule 144A	2.1
Rule 144A Global Note	2.1	(a)

2. The Notes.

2.1 Form and Dating. The Notes will be offered and sold by the Issuer from time to time. The Notes will be resold initially only to persons reasonably believed to be QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S promulgated under the Securities Act (“Regulation S”). The Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein and in the legend on the certificates representing the Global Notes and the Definitive Notes set forth below.

Appendix A-1

(a) Global Notes. The Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form without interest coupons (collectively, the “Rule 144A Global Note”) with the global securities legend and the restricted securities legend set forth in Exhibit A to this Indenture, and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global Notes in registered form without interest coupons (the “Regulation S Global Note”) with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to this Indenture or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(b), beneficial ownership interest in a Regulation S Global Note will only be exchangeable for interests in a Rule 144A Global Note or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only, in the case of an exchange for a Definitive Note, in compliance with the requirements set forth in Section 2.4. The Rule 144A Global Note and Regulation S Global Note, together with any other Note in registered global form in the name of the Depositary or its nominee without interest coupons, are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the applicable Depositary or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the applicable Depositary.

The Issuer shall execute and the Trustee, at the written request of the Issuer, shall, in accordance with this Section 2.1(b) and Section 2.03, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the applicable Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be deposited with the Trustee as Notes Custodian.

Members of, or participants, in the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in Section 2.3 or Section 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.

Appendix A-2

2.2 Authentication. The Trustee or Authentication Agent shall authenticate and deliver Notes in accordance with Section 2.03.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer or a Guarantor, a certification to that effect; or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act, (i) a certification to that effect and (ii) an opinion of counsel or other evidence reasonably satisfactory to the Issuer and the Trustee as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i).

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the applicable Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s

Appendix A-3

procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged (including any exchange of such Definitive Notes for beneficial interests in any Global Note) only in accordance with such procedures as are substantially consistent with the provisions of this Section (including the certification and other requirements set forth herein and on the reverse of the Original Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(v) The transferor shall, to the extent required by applicable tax law, also provide or cause to be provided to the Trustee all information that is (i) in its possession, (ii) specifically requested by the Trustee in sufficient detail to permit compliance with such request and (iii) necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, if applicable, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(vi) Restrictions on Transfer of Regulation S Global Notes.

(A) Before the expiration of the Distribution Compliance Period, beneficial interests in a Regulation S Global Note may be exchanged for beneficial interests in a Rule 144A Global Note only if: (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A;

Appendix A-4

and (ii) the transferor first delivers to the Trustee a written certificate to the effect that the Notes are being transferred to a person: (a) who the transferor reasonably believes to be a QIB within the meaning of Rule 144A; (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A; and (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions; and

(B) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable) and, if such transfer occurs before the end of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Clearstream Banking, société anonyme, or Euroclear Bank SA/NV.

(c) Legend.

(i) Except as permitted by the following paragraph (ii), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, BEFORE THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE)][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY

Appendix A-5

PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER OR ANY GUARANTOR, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE PURSUANT TO RULE 144A, (C) PURSUANT TO AN OFFER OR SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $500,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, SUBJECT TO THE ISSUER’S RIGHT BEFORE ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

Each Definitive Note will also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Appendix A-6

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:

(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if, and to the extent, no resale restrictions under such Rule shall continue to apply; and

(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if, and to the extent, no resale restrictions under such Rule shall continue to apply, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the assignment form set forth on the reverse of the Note) and complies with the requirement to provide such legal opinions, certifications and other information as the Issuer and the Trustee have reasonably requested as set forth in such form on the reverse of the Note.

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation pursuant to its customary practice.

At any time before such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) or the applicable Notes Custodian with respect to such Global Note, by the Trustee or the Notes Custodian, as applicable, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee, at the written request of the Issuer, shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06 and 9.05).

Appendix A-7

(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 calendar days before (a) the record date for any payment of interest on the Notes, (b) any date fixed for redemption of the Notes or (c) the date fixed for selection of the Notes to be redeemed in part. Also, the Registrar or co-registrar shall not be required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any Note, the transfer agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents as described in this Indenture. The Issuer may require a Holder to pay any taxes and fees required by law and permitted by this Indenture and the Notes.

(iv) Before the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee.

(i) Neither the Issuer nor the Trustee nor the Collateral Trustee shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee and the Collateral Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among

Appendix A-8

Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred (or, in the case of clause (iii) below, shall be transferrable) to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and in either case a successor Depositary is not appointed by the Issuer within 120 days of such notice, (ii) the Issuer, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes, or (iii) an Event of Default has occurred and is continuing and the Depositary requests the issuance of Definitive Notes in lieu of all or a portion of the Global Notes.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $200,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall bear the restricted securities legend set forth in Section 2.3(c)(i) unless that legend is not required by applicable law.

(c) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Appendix A-9

Appendix B

ISSUE DATE COLLATERAL VESSELS

Rig

1.	West Elara

2.	West Phoenix

3.	West Aquarius

4.	West Gemini

5.	West Tellus

6.	West Jupiter

7.	West Neptune

8.	West Saturn

9.	West Carina

10.	West Eclipse

11.	Sevan Louisiana

12.	West Capella

13.	West Polaris

14.	West Auriga

15.	West Vela

Appendix B

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, BEFORE THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE)][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER OR ANY GUARANTOR, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE PURSUANT TO

RULE 144A, (C) PURSUANT TO AN OFFER OR SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $500,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, SUBJECT TO THE ISSUER’S RIGHT BEFORE ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF FACE OF NOTE]

No. [ ]	$500,000,000.00

8.375% Senior Secured Second Lien Notes due 2030

CUSIP Nos. 91889F AC5 / G9460G AC5

ISIN Nos. US91889FAC59 / USG9460GAC53

SEADRILL FINANCE LIMITED, an exempted company incorporated under the laws of Bermuda, promises to pay to __________, or registered assigns, the principal sum of [•] Dollars [($[•])](1) [as set forth on the Schedule of Increases and Decreases annexed hereto](2) on August 1, 2030.

Interest Payment Dates: August 1 and February 1.

Record Dates: July 15 and January 15.

(1)	Insert for Definitive Securities

(2)	Insert for Global Securities

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Very truly yours,

Seadrill Finance Limited

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated:
GLAS TRUST COMPANY LLC, as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

8.375% Senior Secured Second Lien Notes due 2030

1. Interest

Seadrill Finance Limited, an exempted company incorporated under the laws of Bermuda (the “Issuer”), promises to pay interest on the principal amount of this 8.375% Senior Secured Second Lien Note due 2030 (this “Note” and, together with any other 8.375% Senior Secured Second Lien Notes due 2030, the “Notes”) at the rate per annum shown above. The Issuer will pay interest semiannually on August 1 and February 1 each year, commencing February 1, 2024. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 27, 2023. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and they shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are Holders of Notes at the close of business on the July 15 or January 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Issuer will make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, GLAS Trust Company LLC (the “Trustee”) is appointed to act as Paying Agent and Registrar. Upon resignation or removal of GLAS Trust Company LLC pursuant to the Indenture, GLAS Trust Company LLC will also resign as Paying Agent and Registrar and the Issuer will appoint a new Paying Agent and Registrar without prior notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent and Registrar.

4. Indenture; Note Guaranty

The Issuer issued the Notes under an Indenture, dated as of July 27, 2023 (as amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto from time to time, the Trustee and GLAS Trust Company LLC, as collateral trustee (the “Collateral Trustee”). The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture for a statement of those terms. This Note is guaranteed by the Guarantors, as and to the extent set forth in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer and the Guarantors to consolidate, amalgamate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Issuer or the Guarantors.

To the extent permitted by applicable law, in the event of any inconsistency between the terms of the Note and the terms of the Indenture, the terms of the Indenture shall control.

5. Optional Redemption

(a) Except as described in this paragraph 5, the Notes may not be redeemed at the option of the Issuer before August 1, 2026. On or after August 1, 2026, the Issuer may, at its option, redeem all or any portion of the Notes, at once or over time, upon not less than 10 days. The Notes may be redeemed at the redemption prices as set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), and Additional Amounts, if any, calculated by the Issuer. The following prices are for Notes redeemed during the 12-month period commencing on August 1 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price
2026	104.188%
2027	102.094%
2028 and thereafter	100.000%

(b) At any time or from time to time before August 1, 2026, the Issuer may, on any one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of the Notes issued under the Indenture (including Additional Notes, if any) with an amount equal to or less than the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any, if immediately after giving effect to any redemption of this kind, at least 60% of the original aggregate principal amount of Notes (including Additional Notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering, upon not less than 10 and no more than 60 days’ prior notice.

(c) At any time before August 1, 2026, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes issued under the Indenture (including Additional Notes, if any) during any twelve-month period at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any redemption of this kind shall be made upon not less than 10 and no more than 60 days’ prior notice.

(d) The Issuer may redeem all or any portion of the Notes, at once or over time, before August 1, 2026, upon not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to the sum of:

(i) 100% of the principal amount of the Notes to be redeemed, plus

(ii) the Applicable Premium,

plus accrued and unpaid interest thereon, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer (as defined below) or Collateral Prepayment Offer (as defined below), if holders of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases, all of the Notes validly tendered and not withdrawn by such holders, all of the holders will be deemed to have consented to such tender offer, and accordingly the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Notes that remain outstanding in whole, but not in part, following the consummation of such tender offer with consideration equal to the price offered to each other holder (excluding any early tender or incentive fee) in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, to, but excluding, such redemption date and Additional Amounts, if any.

(f) The Issuer may redeem the Notes, at its option, upon not less than 10 days nor more than 60 days prior notice, at any time in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date and all Additional Amounts, if any, then due and that will become due on the Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), in the event that the Company determines in good faith that (x) the Issuer or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Note Guaranties, Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts), and (y) such obligation cannot be avoided by taking reasonable measures available to the Issuer or the relevant Guarantor, as applicable (which measures do not include, for the avoidance of doubt, changing the jurisdiction of incorporation, registration, formation or organization of the Issuer or the relevant Guarantor), as a result of:

(1) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction); or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is not announced before and becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction);

provided that in the case of Additional Amounts required to be paid as a result of the Company or relevant Guarantor conducting business other than in the place of its incorporation, formation, registration or organization, such amendment or change must not be announced before and must become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

The Issuer will not give any such notice of redemption earlier than 90 days before the earliest date on which the Issuer or the relevant Guarantor would be obligated to make such payment or withholding (if a payment in respect of the Notes or the Note Guaranties were then due) and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (i) the present value on such Redemption Date of (A) the redemption price of such Notes on August 1, 2026 (such redemption price being that described in clause (a) of this paragraph 5), plus (B) all required remaining scheduled interest payments due on such Note through August 1, 2026 (excluding accrued but unpaid interest to (but not including) such Redemption Date) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note.

“Treasury Rate” means, as of the applicable Redemption Date, as determined by the Company, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) before such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2026; provided, however, that the period from such Redemption Date to August 1, 2026 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6. Notice of Optional Redemption

Notice of redemption will be sent by first-class mail and in the case of Notes held in book-entry form, by electronic transmission at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her registered address. Any redemption or notice of redemption issued pursuant to paragraph 5 may, in the Company’s discretion, be subject to one or more conditions precedent.

7. Sinking Fund

The Notes are not subject to any mandatory sinking fund.

8. Repurchase of Notes at the Option of Holders upon Change of Control Triggering Event

Upon a Change of Control Triggering Event, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described in this Indenture, each Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in definitive, fully registered form without coupons, in denominations of $200,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 calendar days before (a) the record date for any payment of interest on the Notes, (b) any date fixed for redemption of the Notes or (c) the date fixed for selection of the Notes to be redeemed in part. Also, the Registrar or co-registrar shall not be required to register the transfer or exchange of any Notes selected for redemption.

10. Persons Deemed Owners

The Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

Subject to any applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money in U.S. Dollars, U.S. Government Obligations or a combination thereof for the payment of principal of and interest (including premium, if any) on the Notes, in each case to redemption or maturity.

13. Amendment, Waiver

The Indenture and the Notes may be amended and supplemented as provided in the Indenture.

14. Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture, to act at the request or direction of any holder of Notes or may refuse to enforce the Indenture or the Notes unless it receives reasonable security or indemnity satisfactory to it against any loss, liability or expense. The Trustee may refuse to follow any request or direction that conflicts with law, the Indenture or the Notes, or that would involve the Trustee in personal liability. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may rescind and annul any declaration of acceleration and its consequences except a Default in the payment of the principal of or interest on a Note or a Default in respect of a provision that under the Indenture cannot be amended without the consent of each Noteholder adversely affected.

15. Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No past, present or future director, officer, employee, incorporator or shareholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for issuance of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to the Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

20.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. To the extent such numbers have been issued, the Issuer has caused ISIN and Common Code numbers to be similarly printed on the Notes and have similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.	Collateral.

The Notes are secured by the Collateral on the terms of and subject to the conditions set forth in the Indenture, the Collateral Documents and the Collateral Trust Agreement, subject to release or termination as provided in the Indenture, the Collateral Documents and the Collateral Trust Agreement.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

All capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this note

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is a Transfer Restricted Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐ To the Issuer or a Guarantor; or

(2)

☐ Inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐ Outside the United States within the meaning of Regulation S under the Securities Act of 1933; or

(4)

☐ To an institutional accredited advisor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933 that is not a qualified institutional buyer and is acquiring the Notes for its own account or for the account of such an institutional accredited advisor, in either case in a minimum principal amount of the Notes of $500,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act of 1933; or

(5)	☐ Pursuant to another available exemption from the registration requirements of the Securities Act of 1933; or

(6)	☐ Pursuant to a registration statement that has been declared effective under the Securities Act of 1933.

(7)

☐ If such transfer involves a transfer of a beneficial interest in a Rule 144A Global Note to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable) and, if such transfer occurs before the end of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Clearstream Banking, société anonyme, or Euroclear Bank SA/NV.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the Holder thereof; provided that if box (5) or (6) is checked, the Trustee or the Issuer may require, before registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program

Date:
Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[•]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.07 (Asset Sale) or Section 4.12 (Change of Control) of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.07 or Section 4.12 of the Indenture, state the amount:

$

Date:
(Sign exactly as your name appears on the other side of the Note) Signature Guarantee:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program

Date:
Signature of Signature Guarantee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE FOR FUTURE GUARANTORS]

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [•], 20[•] among SEADRILL FINANCE LIMITED, an exempted company incorporated under the laws of Bermuda (the “Issuer”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and GLAS TRUST COMPANY LLC, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”).

RECITALS

WHEREAS, the Issuer, the Guarantors party thereto, the Trustee and the Collateral Trustee entered into an Indenture, dated as of July 27, 2023 (as amended and supplemented to date, the “Indenture”), relating to the Issuer’s 8.375% Senior Secured Second Lien Notes due 2030 (the “Notes”); and WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted Subsidiary of the Company (other than the Issuer) that guarantees any Debt of the Issuer or any Guarantor under the Credit Agreement or any other syndicated credit facility or capital markets debt in an aggregate principal amount in excess of $35,000,000 to provide a Note Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

B-1

Section 6. The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee or the Collateral Trustee. The Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Note Guarant[y][ies] provided by the Guarantor[s] party to this Supplemental Indenture.

Section 7. All notices or other communications to the Issuer and the Guarantors shall be given as provided in Section 12.02 of the Indenture.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SEADRILL FINANCE LIMITED

By:
Name:
Title:

[GUARANTOR(S)]

By:
Name:
Title:

GLAS TRUST COMPANY LLC, as Trustee

By:
Name:
Title:

GLAS TRUST COMPANY LLC, as Collateral Trustee

By:
Name:
Title:

B-3